Prospectus Supplement (Sales Report) No. 32 dated May 26, 2009 to Prospectus dated October 13, 2008	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-151827

LendingClub Corporation

Member Payment Dependent Notes

                This Prospectus Supplement supplements the prospectus dated October 13, 2008 and provides information about particular series of Member Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Prospectus Supplement together with the prospectus dated October 13, 2008 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.

                We have sold the following Notes:

Member Payment Dependent Notes Series 375149

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
375149	$6,000	$6,000	14.11%	1.00%	May 26, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 375149. Member loan 375149 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,333 / month
Current employer:	CMC Capitol City Steel	Debt-to-income ratio:	19.67%
Length of employment:	8 years 1 month	Location:	Kyle, TX

Home town:	Giddings
Current & past employers:	CMC Capitol City Steel
Education:	None

This borrower member posted the following loan description, which has not been verified:

I would like to get all my small debts combined into one monthly payment. That way my monthly payment would be much lower than they are now combined. Thank you.

A credit bureau reported the following information about this borrower member on May 12, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	06/2000	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	42
Revolving Credit Balance:	$5,155.00	Public Records On File:	0
Revolving Line Utilization:	56.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi, How much is your mortgage including insurance, taxes, HOA. How much do you spend on transportation(gas insurance, buss pass, etc.)? How much is your Utilities(cell, electricity, water, etc.) Do you have any dependents? Do you have any other on going expenses?	my mortgage is 454.31 a month. This includes all escrow & interest. Transportation - approx. $150 (I live approx. 10 miles from work). Cell- $80, Electricity- $170, Water-$30, Cable- $30, Internet- $60. I have an 84 year old mother that lives with me. No other dependents. I have some credit cards but that is what I am trying to get this loan for is to get them paid off and put up. The current interest rates on the cards are killing me.
Did you say your mother of 84 lives with you? How old are you to take this loan, and without any dependent?	Yes, my mother of 84 does live with me. I am 53 years young. I work 50-70 hours per week. I lost my husband unexpectedly to lung cancer last year. I had used my credit cards to pay for ambulance, hospital, cremation expenses, etc. This is why I want this loan so that I can get everything on one monthly payment with a lower interest rate which in turn will lower my monthly payment.

Member Payment Dependent Notes Series 391128

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
391128	$16,750	$16,750	12.53%	1.00%	May 26, 2009	May 23, 2012	May 23, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 391128. Member loan 391128 was requested on May 9, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,750 / month
Current employer:	TBE Group	Debt-to-income ratio:	22.45%
Length of employment:	3 years 6 months	Location:	Cortland, OH

Home town:
Current & past employers:	TBE Group, International Engineering Firm
Education:	Hiram College, Youngstown State University

This borrower member posted the following loan description, which has not been verified:

I am graduating with my BA in Business Management, and I am going to be starting my Masters program. I am looking to consolidate all debt, school loans etc. I have had a 15 year credit history now with all accounts in good standing with no late payments.

A credit bureau reported the following information about this borrower member on May 9, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1998	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	44	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$11,860.00	Public Records On File:	0
Revolving Line Utilization:	45.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
$560.00 ia month seems a lot to pay. How do you plan on paying this back?	Hello, The $560 is actually very manageable. The loans and or credit cards that I plan on consolidating collectively carry a $600 a month payment now. I have been making my payments with no issues on those accounts. My purpose for requesting this loan is to streamline my debt into one payment. I foresee actually being able to pay down the debt faster at the $560 a month payment as well. Thank You.

Member Payment Dependent Notes Series 393310

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
393310	$6,600	$6,600	13.47%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 393310. Member loan 393310 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$3,167 / month
Current employer:	Anaya Welding and Lease	Debt-to-income ratio:	11.34%
Length of employment:	8 years 5 months	Location:	edinburg, TX

Home town:	Edinburg
Current & past employers:	Anaya Welding and Lease
Education:	South Texas College, University of Texas San Antonio

This borrower member posted the following loan description, which has not been verified:

Just inherited 20 yr old home and am requesting a personal loan for home improvements. I currently have no mortgage, no children and 1 car note which is nearing payoff. I am the Safety Director for our family owned business specializing in oilfield and pipeline construction which is going on 30 years serving the South Texas Oil & Gas industry. I?ve turned to LendingClub lenders in lieu of its competitive low APR and am looking forward to my first experience with LendingClub and am already looking forward into becoming a lender myself. The loan is allocated to only financing this one project as I like to keep my revolving credit to a minimum I felt that a loan would work best in this situation; expenses will cover contractor and material.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/2004	Delinquent Amount:	$0.00
Open Credit Lines:	18	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,415.00	Public Records On File:	0
Revolving Line Utilization:	14.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

Member Payment Dependent Notes Series 399398

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399398	$25,000	$25,000	14.74%	1.00%	May 22, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399398. Member loan 399398 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$10,000 / month
Current employer:	RONCO Consulting Corporation	Debt-to-income ratio:	24.18%
Length of employment:	4 years 1 month	Location:	Herndon, VA

Home town:	Newport
Current & past employers:	RONCO Consulting Corporation
Education:	Averett University

This borrower member posted the following loan description, which has not been verified:

Seeking a 36 month loan to be used for engineering and legal fees in obtaining building permits for a house in suburban Washington DC.

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1998	Delinquent Amount:	$0.00
Open Credit Lines:	20	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	31	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$311,616.00	Public Records On File:	0
Revolving Line Utilization:	80.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 399988

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399988	$8,500	$8,500	12.21%	1.00%	May 26, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399988. Member loan 399988 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,083 / month
Current employer:	Tree of Knowledge Educational Services Inc.	Debt-to-income ratio:	18.48%
Length of employment:	10 months	Location:	calabasas, CA

Home town:	Lehighton
Current & past employers:	Tree of Knowledge Educational Services Inc.
Education:	Saint Joseph's University, Catholic University of America

This borrower member posted the following loan description, which has not been verified:

Hi. I am a very reliable person. I currently work as a part-time tutor because I can't find a job in my field of study. I also have another part time job where I work for a private company that teaches a Phy Ed course to children, ages 3-7. I have a masters degree but with the economy, I am struggling to pay bills. I don't want to go into debt so that's why I need the loan. I need help paying for rent, an unexpected medical bill, and 2 unexpected plane trips due to a family emergency. My credit score is 700. I always pay my bills on time and usually in full. The past month I have had to pay the minimal amount because I can't afford to pay the full amount. Please help!

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	04/2000	Delinquent Amount:	$0.00
Open Credit Lines:	20	Delinquencies (Last 2 yrs):	2
Total Credit Lines:	27	Months Since Last Delinquency:	9
Revolving Credit Balance:	$2,284.00	Public Records On File:	0
Revolving Line Utilization:	4.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

Member Payment Dependent Notes Series 400900

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400900	$5,000	$5,000	12.21%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400900. Member loan 400900 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$2,000 / month
Current employer:	MBW Inc	Debt-to-income ratio:	14.05%
Length of employment:	12 years 2 months	Location:	Orange, MA

Home town:	Greenfield
Current & past employers:	MBW Inc
Education:

This borrower member posted the following loan description, which has not been verified:

need help combining all these Credit card bills.One payment a month would help me out.I still haven't missed a payment on anything I am paying. Ive been working at the same place for over 12 years so I have Steady income.Ran up Credit cards doing home improvements I didn't really have a choice.

A credit bureau reported the following information about this borrower member on May 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1985	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,122.00	Public Records On File:	1
Revolving Line Utilization:	73.20%	Months Since Last Record:	88
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you tell me what your occupation is? What does MDW Inc. do and sell?	It Sells Tissue Paper.I run machinary
What is the one item on public record?	I'm not Sure what it is.

Member Payment Dependent Notes Series 401205

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401205	$10,000	$10,000	8.00%	1.00%	May 21, 2009	May 29, 2012	May 29, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401205. Member loan 401205 was requested on May 15, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,167 / month
Current employer:	US Army	Debt-to-income ratio:	1.03%
Length of employment:	10 years 9 months	Location:	KILLEEN, TX

Home town:	Chico
Current & past employers:	US Army
Education:

This borrower member posted the following loan description, which has not been verified:

I am in the US Army so I have a good reliable job, which translates into reliable pay. I have very few outstanding debts. Only my mortgage and a Home depot card used to replace the central air.

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	02/2000	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	13	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,161.00	Public Records On File:	0
Revolving Line Utilization:	13.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
As a fellow US Army Soldier I am glad to help finance your loan, just would like to know your rank as to see your monthly income, are you active duty, and are you using the loan to pay off the Home Depot card, or to do another home improvement project? Also, what is the APR on the card you are currently using if that's what your paying off with this loan? Thanks very much.	I'm SSG/E-6 and I am active duty for over 10 years. The primary purpose is to first fix the house. We are not going over board with the repairs though so it will not take the entire amount. The remiaing money will be used to pay off the home depot card. I am not quite sure what the APR on the card is. I know that is bad.
1. Would you be willing to verify your income with Lending Club? You can contact Lending Club staff to find out how. 2. Do you have an emergency fund? If so, how many months of expenses does it cover?	I would verify my income if needed. We do have a money market account so we don't touch it. I don't know exactly how many months it would cover, but it is enough for several months of bare minimum expenses. Plus we have a smaller local savings account just in case for little things or mad money.
Can you verify your employer?	I am in the US Army. I don't know what you want in order to verify my employer but I am willing if need be.

Member Payment Dependent Notes Series 401374

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401374	$18,500	$18,500	11.26%	1.00%	May 20, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401374. Member loan 401374 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$6,183 / month
Current employer:	tw telecom	Debt-to-income ratio:	8.73%
Length of employment:	2 years 7 months	Location:	DENVER, CO

Home town:	Royal Oak
Current & past employers:	tw telecom
Education:	Oakland University, University of Colorado at Denver and Health Sciences Center

This borrower member posted the following loan description, which has not been verified:

I am looking to consolidate my debt into one easy to manage payment that I would like to pay off in three years or less. I've made a financial goal to eliminate my debt so that I may then save money for a house in five years with at least a 20% down payment. I also want my money to work for me through smart investments, but I know I need to eliminate my outstanding debts in order to do this.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1999	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	23	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$19,892.00	Public Records On File:	0
Revolving Line Utilization:	17.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
you say you studied at University of Colorado at Denver and Health Sciences Center, but work in Telecom. I retired from University of Colorado at Denver and Health Sciences Center and am wondering how teh two are related. Also what does TW do?	I went to UCD at the Auraria campus, but not health related (Lending Club only had UCB, UC Co Springs and UCD with Health Science Center as school options from which to choose). I was a music major in the commercial music program. I am currently a corporate trainer for financial systems. TW (formerly Time Warner) specializes in telecommunications, voice and data, for businesses.
Hi, A few questions: (1) Will you provide Lending Club verification of your income? Please contact LC staff for details. (2) Are you current with all your debt payments? (3) How will your monthly cash flow improve with this loan? (4) Do you have a written & active monthly expense & savings cash flow plan (budget)? (5) Do you have at least a $1000 emergency fund in a savings account so you don???t have to rely on credit cards to cover unexpected expenses? (6) Does your monthly budget include at least $75 per month in savings to replenish the emergency fund after you use the fund for unexpected expenses? Thanks!	Great questions. 1) Yes, I am waiting for the verification to be completed by LC. 2) I am current with all debt payments (currently four - 1 auto, 3 CC). 3) I will be reducing interest and finance charge amounts through the reduced APR and saving approximately $100 monthly in total payments. It will also allow me to close two of the 3 CC accounts with high interest (the 3rd is an Amex green card that I pay off monthly, when used). On a side note, I've been reducing 'stuff' at home and finding other ways to enjoy life. Buying things just really doesn't bring the satisfaction that spending time with friends and family does. 4) I am using Microsoft Money to help me develop a savings plan and monthly budget, as well as to help me achieve other financial goals (such as my future house purchase). It is from using that and the online communities that I've come to request this loan. 5) I currently have $2,500 in cash for emergency funds. I considered using it for debt, but prefered not to have to use my credit card and accrue interest and finance charges. 6) I have not yet included a replenishment for the emergency budget yet, but you've definitely prompted me to consider adding that, especially since it is not a large dollar amount to put aside. ~Thanks!
Hi Trevorblu, Thank you for your thorough responses to my questions! One more question: Have you considered enrolling in a Dave Ramsey, Crown Ministry or like personal finance planning course so you can sharpen your plan to eliminate your debts and secure your financial future? May financial peace and prosperity be your future!	I will look at those options. Thanks for the info.
Please don't sign up for a Dave Ramsey (or any other) personal finance course. Rather, I highly recommend "All Your Worth", by Elizabeth Warren. You may be able to find it at your local library. A lot of books promise to give you the tools to tackle personal finance, but hers really follows through on that promise.	Thanks for the info. I've been looking at a few suggestons from here and on other financial forums. With the goal of living debt free in a few years, I know there are many suggestions out there - some good, some bad, and some just not right for me, but may work for others. I find that to be the beauty of this site, is that many people have been here and want to help those like me make it to the other side of this process. Thanks much ~ T

Member Payment Dependent Notes Series 401530

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401530	$10,000	$10,000	10.95%	1.00%	May 20, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401530. Member loan 401530 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,741 / month
Current employer:	Cleveland Clinic	Debt-to-income ratio:	24.88%
Length of employment:	5 years 2 months	Location:	Strongsville, OH

Home town:	Jaslo
Current & past employers:	Cleveland Clinic
Education:	Kent State University-Kent Campus

This borrower member posted the following loan description, which has not been verified:

I have approximately $10,000 in credit card debt spread out over four different credit cards. My credit score as of November 2008 is 720. I pay all of my bills on time. I have never been late on anything. I also pay more than the minimum (a total of about $700-$800 every month). The primary reason why my credit card debt isn't going down is because of the high interest rates. I would like to consolidate all of that into one monthly payment. I'm looking for a 3-5 year loan with no pre-payment penalty. Most of my credit card debt came from my dentist. I had about $8000 dollars worth of dental work done over the course of three years (fillings and crowns, nothing cosmetic). The rest of my debt comes from interest that has accumulated over time. I did transfer some of it to 0% APR credit cards, but those offers have expired. My fiance and I are getting married on August 29th of this year. We have wedding expenses that I have been paying for without using any of my credit cards. We are also looking into buying a house sometime in the near future. I would like to save money for a down payment but I can't do that if all of my money is going towards paying off my credit cards. I'm a researcher at the Cleveland Clinic and I make $32,890 gross a year. Any help would be greatly appreciated.

A credit bureau reported the following information about this borrower member on May 4, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1999	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	21	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$10,462.00	Public Records On File:	0
Revolving Line Utilization:	33.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 401614

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401614	$13,000	$13,000	12.53%	1.00%	May 20, 2009	May 20, 2012	May 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401614. Member loan 401614 was requested on May 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$7,000 / month
Current employer:	JP Morgan Chase	Debt-to-income ratio:	17.00%
Length of employment:	9 years 5 months	Location:	LEWISVILLE, TX

Home town:	Charlotte
Current & past employers:	JP Morgan Chase, Wells Fargo
Education:	Appalachian State University, University of North Carolina at Charlotte (UNC), Dallas County Community College District

This borrower member posted the following loan description, which has not been verified:

Thank you for considering my request for a debt consolidation loan. As the cost of credit card debt continues to rise, I am looking to you to request a lower interest, fixed rate loan that will allow me to pay off my debt faster and avoid the risk of increasing interest rates. I would most sincerely appreciate your assistance. Thank you, Sherry Lewallen

A credit bureau reported the following information about this borrower member on May 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1995	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	17	Months Since Last Delinquency:	26
Revolving Credit Balance:	$14,750.00	Public Records On File:	0
Revolving Line Utilization:	66.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 401719

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401719	$5,000	$5,000	12.53%	1.00%	May 21, 2009	May 20, 2012	May 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401719. Member loan 401719 was requested on May 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,208 / month
Current employer:	Ashley Furniture HomeStore	Debt-to-income ratio:	8.95%
Length of employment:	1 year 6 months	Location:	WOLFFORTH, TX

Home town:	Ruidoso
Current & past employers:	Ashley Furniture HomeStore, Lubbock Avalanche Journal
Education:	Texas Tech University

This borrower member posted the following loan description, which has not been verified:

I need the money to fund my wedding.

A credit bureau reported the following information about this borrower member on May 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2001	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	24
Revolving Credit Balance:	$3,730.00	Public Records On File:	0
Revolving Line Utilization:	66.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
can you verify your income>?	Absolutely, $60k a year is mine alone and once my fiance and I get married it we will have a combined income of $100k/year. Thank you for your consideration.

Member Payment Dependent Notes Series 401856

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401856	$12,000	$12,000	11.58%	1.00%	May 20, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401856. Member loan 401856 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,333 / month
Current employer:	Self/Harborview Wines & Spirits	Debt-to-income ratio:	11.07%
Length of employment:	1 year 6 months	Location:	Norwalk, CT

Home town:	St. Albans
Current & past employers:	Self/Harborview Wines & Spirits, Stew Leonard's, The Great Atlantic & Pacific Tea Co.
Education:	Georgia Institute of Technology, Wine & Spirits Education Trust (WSET)

This borrower member posted the following loan description, which has not been verified:

I am a partner in a small wine and spirits store. We are relocating to a better area which has nearly three times the daily vehicular traffic and should double our sales volume to $400,000 annually (with a gross profit of 25%), for only an increase of $200/month in rent and taxes. This will require a small capital investment to cover the expense of moving and some construction and marketing costs. One of my other partners and I also have the opportunity to buy out the third partner which will give me 50% ownership in the business.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1989	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	22	Months Since Last Delinquency:	18
Revolving Credit Balance:	$17,495.00	Public Records On File:	0
Revolving Line Utilization:	60.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please explain why your revolving credit line utilization is relatively high? Also, talk about the past delinquency (any extenuating circumstances?, do you have provision to deal with that now?).	RE: high %of credit line use: 1- two credit cards (both issued by Chase) that had been unused for last few years were both closed (by issuer). 2 - I had a roller coaster 2008. On the upside, I got married in June. The wedding was perfect, yet, despite our efforts to keep costs low, ended up being about $15,000 total. A large portion of that went on my Amex, because shortly before the wedding, I had to have emergency surgery, and was uninsured at the time (and this was only a few months after my wife spent 10 days in hospital with antibiotic resistant infection). I had let my medical coverage lapse as I started my business, and was planning on being on my wife's employer-provided plan once married. Never been sick before, except for a cold now and then, but ended up with life-threatening combination of pneumonia and chest cavity infection which required immediate surgery. Altogether, surgeon, anesthesiologist, various tests, x-rays, and a week in hospital totaled nearly $40,000. The hospital was very kind in knocking off about $25,000 of that, but I have been paying the remainder instead of credit cards. My outstanding medical debt now stands at $3300. On top of that, my wife's car died, and I put down $4,000 as a down payment for her to have a safe replacement vehicle (pre-owned Honda Accord). RE: past delinquency - I don't know of any past deliquency! I checked my credit report last month with Experian, and there were certainly not any deliquencies listed (and there should not be, as I have NEVER had one). In fact, most of my credit lines show no missed payments and never late (I do have a couple of late payments from unused credit cards hitting me with annual fees and sending bill to wrong address - all are now canceled). I see that lending club is reporting that 18 months ago I had a delinquency. I guess it's time to get all three credit reports and find out what is going on. The only thing I can think of that could possibly be is a Capital One card that I actually canceled in Oct 2006 (when they refused to waive annual fee). Even thought the account was closed, they tried to charge me for an annual fee again in Oct 2007 - when I called them and told them that I had actually canceled the account in 2006, they did finally close the account (although looking at my credit report they were still reporting it as late as Jan 2008).

Member Payment Dependent Notes Series 401867

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401867	$8,000	$8,000	12.21%	1.00%	May 20, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401867. Member loan 401867 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,880 / month
Current employer:	Gearench	Debt-to-income ratio:	4.94%
Length of employment:	22 years 2 months	Location:	Clifton, TX

Home town:	Waco
Current & past employers:	Gearench
Education:	McClennan

This borrower member posted the following loan description, which has not been verified:

Ok so this is my understanding...if you have debt that's ok but if your debt is close to the limits of credit you've been given that's bad. I own my own truck, boat, car, jeep and another truck...they are mine and my husbands no financing on them we have the pink slips. We have some credit debt about $8,000 that I want to put in one monthly payment with an end date and get rid of as quickly as possible. My credit rating is showing that because i'm close on all my credit limits that lowers my credit rating. if i have one loan and all my other credit cards are paid off or down then my credit rating goes up??? i'm confused. anyway i still would like to put these on one payment because i will have both my girls in college as of august and i can use all the cash i can get to help them out. thanks

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1998	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	30	Months Since Last Delinquency:	43
Revolving Credit Balance:	$8,232.00	Public Records On File:	0
Revolving Line Utilization:	42.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What were the 3 credit inquiries in the last 6 months from? Did any of them result in credit? Also, credit scores are based on a few things: Credit Utilization - Percentage of credit available to you that you are using Delinquencies - paying late/not paying hurts a score a lot Credit Inquiries - Having a lot of companies checking your record in a short period of time can hurt your score because if you're applying for credit in many places then it means other aspects of your score are likely to change	I was looking at paying all credit cards (equal 7,600) off and the three credit inquires are from different banks. I like the idea of borrowing from the Lending Club and other individuals then from a bank so that's why I didn't go with their offers. Please let me know if you need anything else.
can you verify your income with lendingclub? i amwilling to invest but i need the income to be verified.	oh yes but i'm not sure how to verify. i'll look into this right now. Again I have been with the company for 22 years and plan on staying a lot longer, until retirement. a lot of my bad credit scoring comes from a divorce i went through. i took all the debt to make it easier for my two girls and in the end it made it extemely difficult for me.

Member Payment Dependent Notes Series 401931

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401931	$5,600	$5,600	11.58%	1.00%	May 20, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401931. Member loan 401931 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$6,083 / month
Current employer:	AAAS	Debt-to-income ratio:	3.40%
Length of employment:	2 years 4 months	Location:	Washington, DC

Home town:	Rochester
Current & past employers:	AAAS
Education:

This borrower member posted the following loan description, which has not been verified:

We want to buy our first house, but we need a little extra help coming up with the down payment. My husband and I have good paying jobs in Washington, DC with job security. We'll be able to pay the loan amount back with monthly payments, we just need the cash to assist with the down payment.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1998	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	40
Revolving Credit Balance:	$5,266.00	Public Records On File:	0
Revolving Line Utilization:	9.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	4

Member Payment Dependent Notes Series 402079

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402079	$8,400	$8,400	12.53%	1.00%	May 20, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402079. Member loan 402079 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,000 / month
Current employer:	Integrated Access Solutions Inc.	Debt-to-income ratio:	17.95%
Length of employment:	3 years 3 months	Location:	LAGUNA HILLS, CA

Home town:	Reseda
Current & past employers:	Integrated Access Solutions Inc.
Education:	Los Angeles Pierce College

This borrower member posted the following loan description, which has not been verified:

Thank you. I want to purchase my first home and pay off my debts, but the interest rates are exorbitant and only getting worse.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1996	Delinquent Amount:	$0.00
Open Credit Lines:	16	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	27	Months Since Last Delinquency:	54
Revolving Credit Balance:	$12,964.00	Public Records On File:	0
Revolving Line Utilization:	72.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 402131

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402131	$8,500	$8,500	15.37%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402131. Member loan 402131 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,460 / month
Current employer:	CRESTMONT CADILL AC	Debt-to-income ratio:	20.65%
Length of employment:	9 years 4 months	Location:	parma, OH

Home town:	Shaker Heights
Current & past employers:	CRESTMONT CADILL AC, ganley honda, PARADISE PONTIAC, ARTHUR PONTIAC
Education:	NORMANDY AUTO MECHANICS

This borrower member posted the following loan description, which has not been verified:

i would just like to get all my bills together and make one payment at a lower rate,i plan on getting married in the next 3 to 5 years and would like to have a clean slate so i am able to purchase a house after we are married,and from seeing this on my local news station i have seen how well it has worked,so id like to try this and get away from the high credit card intrest rates,i have always been on time with all my bill paying ,but i cant seem to get out from under the credit cards

A credit bureau reported the following information about this borrower member on May 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1997	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	63
Revolving Credit Balance:	$11,987.00	Public Records On File:	1
Revolving Line Utilization:	98.30%	Months Since Last Record:	55
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Good luck to you with your plans. Can you elaborate on the public record you have on file?	i believe that was with a credit card,i had 2 credit cards from the same company and i accidently sent both payments to the one card and didnt relize it till it was to late and it showed i was dilinquent,if that was the one that is public
Assuming you get this loan.... do think you are disciplined enough not to Max out the CC's again like many borrowers have done in the past?	well thats the reason i need it,im paying off the credit cards and than than im cancelling all but 1 card ,which you still need one to have credit out there.
can you please verify your income?	well im a asst parts manager at a major cadillac dealership in ohio and i have been there for going on 10 years,and we are in no danger of being one of the gm dealerships that are going under
I mean verify your income with lending club. there is a way you can verify your income and it makes an asterisk appear near the dollar number by your monthly income. untill that happens none of the investors know if it's real or your blowing smoke up our ass. thanks :)	oh ok ,im sorry about that,this is my first time useing the site

Member Payment Dependent Notes Series 402203

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402203	$9,000	$9,000	11.26%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402203. Member loan 402203 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,992 / month
Current employer:	Creative Financial Staffing	Debt-to-income ratio:	13.76%
Length of employment:	3 months	Location:	ELLICOTT CITY, MD

Home town:	Ellicott City
Current & past employers:	Creative Financial Staffing, Vogel Engineering, Inc., Howard Property Management, Inc., Indusco
Education:	Howard Community College

This borrower member posted the following loan description, which has not been verified:

No longer can I throw my money away to Bank of America's insane "suddenly 'fixed'" interest rates - I work hard for that money! I intend on paying all my debt (totaling $7000) incrued through B of A, as well as $1270 loaned to me for security and first month rent at an apartment.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1994	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	13	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$6,255.00	Public Records On File:	0
Revolving Line Utilization:	34.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello. Will you please provide the interest rate, monthly minimum, and your normal monthly payment for the debt you will be paying off? Additionally will you verify your current income with Lending Club. Thank you and good luck.	One B of A credit card has a fixed interest rate of 28.99% on a $4900 balance - monthly payment over $200. Other B of A credit card is at 16.99% interest on a $1900 balance - monthly payment $50. My income is about $1440 monthly after taxes
Are you going to close the B of A accounts out? Having a credit card is nice but I recommend you find a different bank as those rates are ridiculous.	Yes, I definately intend on paying off and CLOSING ALL of my B of A accounts...I don't want another credit card at this time, I feel I make enough to get what I need and still be able to save... I want to move my checking account to another bank as well - Bank of America's phone number is not a number I want burned in my brain anymore!
You are new at your job. What kind of work is it? Is it filling financial jobs for businesses (a type of personnel agency)? Will the job be stable?	I was laid off a week before Christmas of 2008 from a Civil Engineering firm. Hired by a temp agency in mid February of 2009 and have been at my assignment as a Purchasing Assistant for 3 months and 1 week now. I am most certain that I will be hired by late August by the company I am with - I am waiting until August because that is when my term is up with the Temp agency. I love my job and enjoy coming to work every day, this is a great place to earn money to get my finances on track.
What will you do if you are not hired the jod market is hard right now	I have been assured that I will be hired, I just have to wait out my term with the temp agency.

Member Payment Dependent Notes Series 402222

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402222	$8,000	$8,000	12.21%	1.00%	May 21, 2009	May 20, 2012	May 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402222. Member loan 402222 was requested on May 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,821 / month
Current employer:	Simon & Schuster Inc./Total Warehouse	Debt-to-income ratio:	6.03%
Length of employment:	24 years 8 months	Location:	Maple Shade, NJ

Home town:	Camden
Current & past employers:	Simon & Schuster Inc./Total Warehouse, Sports Authority, Home Depot
Education:	Philadelphia University

This borrower member posted the following loan description, which has not been verified:

My wife and I both have full-time jobs and have been unable to get any direct finacial aid for my daughters educations, We are paying for their first two years at Burlington County Community College, As they transfer, they will need to get educational loans of their own. One daughter is graduating from highschool and the other has two semesters to go at BCC. Our credit is good and we have just finished refinancing our mortgage under one of the Stimulus Plan programs. We would also like to pay off some higher interest credit cards. We are looking at a lower interest personal loan to accomplish this. Thank you.

A credit bureau reported the following information about this borrower member on May 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1990	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	21	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$11,754.00	Public Records On File:	1
Revolving Line Utilization:	41.00%	Months Since Last Record:	98
Inquiries in the Last 6 Months:	5

Member Payment Dependent Notes Series 402478

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402478	$6,800	$6,800	13.16%	1.00%	May 21, 2009	May 20, 2012	May 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402478. Member loan 402478 was requested on May 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$9,958 / month
Current employer:	HBUHSD	Debt-to-income ratio:	3.07%
Length of employment:	6 years 11 months	Location:	Tustin, CA

Home town:	Philadelphia
Current & past employers:	HBUHSD
Education:	University of California-Los Angeles (UCLA)

This borrower member posted the following loan description, which has not been verified:

Dear Lending Club Lenders: I am a current Prosper borrower with an excellent credit profile and with an excellent re-payment history. I have 3 payments left on my current 3 year Prosper loan which I have never been late in making payments on. Also, this is evidenced by my credit history, of which I only have 4 tradelines including the Prosper loan. I am a first time homeowner having just purchased my home at the end of last year. I purchased my house as-is knowing I would need to replace all the flooring which is worn-out and damaged. I have received several estimates and they are all in the $6800-8000 range. This investment would improve my home greatly, in both liveability and value. I am well within the DTI guidelines including my mortgage and will have no problems repaying the loan off on time, as evidenced by my last/current loan. I have been empployed in the same profession for over 25 years, have minimal debt, and the same car for the last 7 years which is paid off. I enjoy spending my free time at home and being able to replace the flooring would make my home more livable and enjoyable.

A credit bureau reported the following information about this borrower member on May 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1982	Delinquent Amount:	$0.00
Open Credit Lines:	4	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	10	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,820.00	Public Records On File:	1
Revolving Line Utilization:	67.90%	Months Since Last Record:	85
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 402547

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402547	$20,000	$20,000	12.21%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402547. Member loan 402547 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,833 / month
Current employer:	Kidz First Therapy	Debt-to-income ratio:	18.46%
Length of employment:	5 years 7 months	Location:	Longview, TX

Home town:	Longview
Current & past employers:	Kidz First Therapy, Sabine Valley Early Childhood Intervention
Education:	Texas Woman's University

This borrower member posted the following loan description, which has not been verified:

Have small business, cash flow is problem with Insurance companies delaying reimbursement. Not in my control to bring in money at a faster rate, have hired 4 new part time therapist and work load has increased, cash flow down 35%. We do the work, and eventually will be paid and have been successful over the past five years. Just no cash flow with any consistentcy. I am only full time employee and other eight are all independent contractors that are paid only when they do the work. Business is run out of the home and overhead is minimal. Clients are seen in home and we provide high quality services of Physical and Occupational Therapy to a rural area in NE Texas. Most of our families can barely make it to the doctor for visits and we sometimes provide transportation to them so it will happen. Have been therapist thirty one years and our clients come first, the training of our therapist comes second and we are devoted to our families.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1982	Delinquent Amount:	$0.00
Open Credit Lines:	22	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	46	Months Since Last Delinquency:	39
Revolving Credit Balance:	$5,801.00	Public Records On File:	0
Revolving Line Utilization:	11.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 402555

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402555	$10,000	$10,000	12.84%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402555. Member loan 402555 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,167 / month
Current employer:	Saul Ewing LLP	Debt-to-income ratio:	19.49%
Length of employment:	1 year 3 months	Location:	ORELAND, PA

Home town:	Philadelphia
Current & past employers:	Saul Ewing LLP, Dechert LLP, Duane Morris LLP
Education:	Kutztown University of Pennsylvania

This borrower member posted the following loan description, which has not been verified:

I have a number of credit cards that have high APRs that I am struggling to pay down. With two jobs, two children and a wife in school who only works two nights a week, we have gotten behind on paying the cards. Currently we pay almost 600 a month to three cards but we are not making a dent in the total.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1995	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	34
Revolving Credit Balance:	$10,890.00	Public Records On File:	0
Revolving Line Utilization:	57.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

Member Payment Dependent Notes Series 402561

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402561	$18,000	$18,000	11.26%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402561. Member loan 402561 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$10,000 / month
Current employer:	eastern sun auto	Debt-to-income ratio:	5.99%
Length of employment:	30 years	Location:	succasunna, NJ

Home town:	West Caldwell
Current & past employers:	eastern sun auto
Education:

This borrower member posted the following loan description, which has not been verified:

We are looking to transfer a balance from an existing credit card and need at least a year to pay off the balance. Most offers are at 6 months. We both work and own a home and are in good standing with creditors our average fico score is approx 720.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1991	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	25	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$15,371.00	Public Records On File:	0
Revolving Line Utilization:	41.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	4

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What is Eastern Sun Auto?	Its a family owned company founded in 1978...My husband started out of the back of his car! We do after market sun roofs and leather interrior for dealers in the area. Thanks for your interest :)

Member Payment Dependent Notes Series 402568

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402568	$25,000	$25,000	14.11%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402568. Member loan 402568 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$14,583 / month
Current employer:	GE W & PT	Debt-to-income ratio:	17.75%
Length of employment:	9 years	Location:	Lakeland, FL

Home town:	Madras
Current & past employers:	GE W & PT, Navesys Inc.
Education:	Rollins College

This borrower member posted the following loan description, which has not been verified:

I am looking for temporary relief for working capital as I will be receiving $300,000 from an SBA loan and $550,000 from a shelf corporation by end of this month. The loan term can be 2 months just to be on the safe side. Thanks

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1997	Delinquent Amount:	$0.00
Open Credit Lines:	21	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	59	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$76,237.00	Public Records On File:	0
Revolving Line Utilization:	44.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What's the nature of this business? Are these 300K and 550K loans confirmed?	This is a medical transcription business where we are building our own EMR/ERP to interface with our MTSO service. This will be the first such system in the market. Both loans are confirmed. Thx Naveen
So you will be paying back the loan within 2 months?	Yes.. That is the goal. Thanks naveen

Member Payment Dependent Notes Series 402578

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402578	$8,500	$8,500	13.47%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402578. Member loan 402578 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,275 / month
Current employer:	n/a	Debt-to-income ratio:	20.00%
Length of employment:	4 years	Location:	Hialeah, FL

Home town:
Current & past employers:
Education:

This borrower member posted the following loan description, which has not been verified:

I would like to get a personal loan for my school expenses and to consolidate my debt. Please help me.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/2004	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$8,537.00	Public Records On File:	0
Revolving Line Utilization:	30.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	5

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
How much of the money is going to consolidation and how much is going to school?	all of it

Member Payment Dependent Notes Series 402671

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402671	$4,000	$4,000	13.16%	1.00%	May 20, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402671. Member loan 402671 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,583 / month
Current employer:	Highlands Grill	Debt-to-income ratio:	24.25%
Length of employment:	1 year	Location:	Woodstock, GA

Home town:
Current & past employers:	Highlands Grill
Education:	Kennesaw State University, Georgia Southern University

This borrower member posted the following loan description, which has not been verified:

I am 23 years old, have over 4 years of good credit history, and still trying to complete my college education. My parents do not contribute to my education, however, because I am not 24 years old yet, my federal assistance is based on their income and expected contributions. I do not receive much in stafford loans, and receive no financial aid otherwise because of my parents income. I have only a year left of school, and am trying to balance classes, a job, paying for: tuition, books, supplies, utilities, rent and bills, and unfortunately the small amount of money that I get from stafford loans is not enough to cover everything. I'd like to finish school within a year, but without a loan it has become increasingly hard. I am a responsible person, and will be able to pay off my loan without defaulting or missing payments.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2004	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$15,360.00	Public Records On File:	0
Revolving Line Utilization:	56.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	4

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi Can I ask your major and GPA?	Sure. I am a Finance Major and Economics Minor, I graduate in May 2010 and I currently have about a 3.0 GPA. I have worked the whole time that I've been in school, mostly attending classes at night, and am very serious about finally finishing school and moving on to a new career.

Member Payment Dependent Notes Series 402728

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402728	$12,250	$12,250	11.26%	1.00%	May 22, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402728. Member loan 402728 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,333 / month
Current employer:	Linkus (Contracted)	Debt-to-income ratio:	14.70%
Length of employment:	1 month	Location:	MCKINLEYVILLE, CA

Home town:	Willow creek
Current & past employers:	Linkus (Contracted), West Coast Auto, Times Standard, Mid City Motor World
Education:	Trinity

This borrower member posted the following loan description, which has not been verified:

Hi my name is Justin. I recently started a new job as a contracted satellite technician and need a new work vehicle. I currently have a financed 2000 dodge dakota single cab truck that i bought originally for 15,000. I now owe 4500 on the loan, but have found the truck to be rather small for the job. I live in a very rural area with many dirt roads and need a 4 wheel drive truck large enough to carry all necessary equipment. If funded, I plan on paying off the dodge and selling it. I recently found a dependable truck for a very reasonable price. My credit is good and i have always paid off all credit cards and loans on time, paying at least double the minimum payments on credit cards when possible. I want to buy a house someday and have no intentions on ruining my credit. Last employed as manager of a local auto repair shop for 1.5 years. Thank you for the opportunity to better myself and my new career.

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	11/2004	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	9	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$7,120.00	Public Records On File:	0
Revolving Line Utilization:	31.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Does the satellite business seem stable in this economic climate? Are people in your area cutting down on cable/satellite?	It is amazing how dependant people are on television these days. To answer your questions, jobs numbers have been very stable. Many technicians have been working long days to keep up with demand. With the cost of cable television constantly on the rise and the inexpensive promotional deals satellite companies are offering, consumers have been switching to satellite television. Thus far, around 75% of new accounts already have had cable service. Many customers have stated they are paying half of what they were for cable, not to mention this is a rural area and cable is not available in many places. The only negative side is that local/network channels (nbc, abc, fox, etc.) are not currently available with satellite service in my area. I am very confident that satellite television will continue to grow and eventually replace cable service.

Member Payment Dependent Notes Series 402765

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402765	$14,400	$14,400	15.37%	1.00%	May 21, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402765. Member loan 402765 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$3,725 / month
Current employer:	FATIGATI NALIN AND ASSOC	Debt-to-income ratio:	12.59%
Length of employment:	8 years 2 months	Location:	CARNEGIE, PA

Home town:	Glassport
Current & past employers:	FATIGATI NALIN AND ASSOC, FISERV, MELLON NETWORK SERVICES, M&I DATA SERVICES (METAVANTE DATA SERVICES), EQUIBANK
Education:

This borrower member posted the following loan description, which has not been verified:

It was 18 months ago that I moved from my previous home and put it on the market for sale. I have FINALLY received an offer from a qualified buyer. However, the proceeds from the sale will not be enough to satisfy my mortgage at closing. I see this loan as a way to close the gap and be able to move forward with the sale of my old house. Selling this house will free-up approximately $1,000 currently paying the monthly mortgage and insurance premium in addition to minimal utility costs. As such, I feel it should be easy to quickly pay this loan by making substantial monthly payments to the principle. Thank you for your consideration.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1990	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	11	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$19,887.00	Public Records On File:	0
Revolving Line Utilization:	99.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi, A few questions. (1) Will you provide Lending Club verification of your income? Please contact LC staff for details. (2) Are you current with all your debt payments? (3) How will your monthly cash flow improve with this loan? (4) Do you have a written & active monthly expense & savings cash flow plan (budget)? (5) Do you have at least a $1000 emergency fund in a savings account so you don???t have to rely on credit cards to cover unexpected expenses? (6) Does your monthly budget include at least a $100 per month deposit into savings to replenish the emergency fund after you use the fund for unexpected expenses? Thank you!	(1) I absolutely will provide verification of income. (2) I am definitely current with all debt payments. (3) This loan will allow me to accept the offer I have received on the home I have had on the market for 18 months (this is the ONLY offer). Once sold, it will free up $1,025 monthly. (4) I do not have a formally written budget. My expenses are managed with automatic monthly payments through my bank to ensure all payments are made on time, every time. (5) I do not use ANY credit cards. (6) After the same of this property I will be able to make monthly deposits to savings. Until then, every dollar is allocated. Thank you for your interest and consideration!! CP
You mentioned that you don't use credit cards. Please explain your revolving debt balance.	That line of credit was used for home improvement projects (put new roof on house; replace air conditioner too old to repair) and on one occasion to pay real estate taxes. But for any other day-to-day expenses, I have not used credit cards (MC, VISA, store credit cards) since I originally purchased the house in 1990. CP
What is FATIGATI NALIN AND ASSOC? and what do you do there? Can you tell us about the stability of your job in this economy?	Fatigati Nalin and Assoc is an Internal Medicine practice. I am the Billing Supervisor. Our practice is made up of 8 physicians, 5 Certified Nurse Practitioners. We have 3 offices in the South Hill area of Pittsburgh, see patients at St Clair Memorial Hospital as well as 35 various nursing hom and personal care homes in the area. At this time my job is definitely stable. Thank you for your question and consideration. CP

Member Payment Dependent Notes Series 402800

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402800	$8,500	$8,500	13.47%	1.00%	May 22, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402800. Member loan 402800 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$10,417 / month
Current employer:	WellCare Health Plans	Debt-to-income ratio:	14.86%
Length of employment:	2 years	Location:	Valrico, FL

Home town:	Detroit
Current & past employers:	WellCare Health Plans
Education:	Tampa College

This borrower member posted the following loan description, which has not been verified:

Looking to get rid of a major credit card and reduce it with a better rate.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1987	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	63	Months Since Last Delinquency:	49
Revolving Credit Balance:	$27,648.00	Public Records On File:	0
Revolving Line Utilization:	95.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
I see that you have $28k in balances, why are you only requesting $8.5k? What is the current interest rate on the other $20k? What type of position do you hold at Wellcare? Also, could you please verify your income with Lending Club by submitting proof of income to them? Thanks	I have 20K with my local credit union at 8.5%. I am a Sr. Programming Analyst at WellCare.
So you have 10K in income, own house and credit history going back to 1987, so why isn't your credit score higher? What's that delinquency?	We took on some debt to fund a church we started in Florida.. Been wiping that out but credit score although has been increasing is still not where I would like it. I have been closing out accounts too which makes the available credit lower which hurts the score but something I feel I need to do. Goal is to get out of credit cards totally. I think 4 years ago there was an issue with a student loan and the consolidation process and I got dinged for it.

Member Payment Dependent Notes Series 402807

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402807	$11,200	$11,200	12.21%	1.00%	May 22, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402807. Member loan 402807 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,792 / month
Current employer:	Douglass Nissan	Debt-to-income ratio:	5.55%
Length of employment:	2 months	Location:	Bryan, TX

Home town:	Kearns
Current & past employers:	Douglass Nissan, Lithia Motors
Education:	Texas A&M University

This borrower member posted the following loan description, which has not been verified:

I am requesting this loan in order to consolidate the non-student loan debt I accumulated while in college. I was an out-of-state athlete, and used credit to cover expenses not covered by scholarships or grants during my years in school. Now that I am able to work (my sport took excessive amounts of time and I could only work part-time in the summer, and only in summers I wasn't competing) I have no problem with my debt load, but would like to simplify my budget and make one payment rather than three or four. Another reason is that two of my cards have decided to spike interest rates due to "economic conditions," and I would rather pay a fixed rate than an outrageous, variable one. Since graduation, I have been able to obtain and hold a steady, well paying job, especially given my cost of living. I just signed another lease that secures my rent at just $200 a month until August 2010, so most of my income can be donated to debt reduction. In terms of credit history, I learned from an early age how important credit history is, and have never been late on any payment. I don't plan on starting that trend any time soon (a house being a purchase I plan on making 3 or 4 years from now). Thank you for your support and I'll be happy to answer any of your questions.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	07/2003	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	11	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$14,499.00	Public Records On File:	0
Revolving Line Utilization:	33.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could I ask your occupation? Car salesman? Mechanic? And how are you able to find rent at the ridiculously low price of $200?	Thank you for your question. I am currently working in sales. I started out working at a Chrysler - Jeep - Dodge dealership, but decided to make a move a couple months back to Nissan, since the market is a bit better for Nissan sales right now. (I was still averaging over $3,000 a month selling CJD products). The move was a choice I made to put myself in a better situation. I pay $200 a month, sharing a 4 bedroom house with three other guys. Utilities/cable/internet charges add about $75 each person. We all plan on staying in this situation for a few years (all students current or former. Two graduates looking at graduate school, and two undergrads finishing their degrees). Given my cost of living, I could be working for $8 an hour and not worry about not being able to pay bills. I am selling cars so I can pay off my debt faster and start saving for graduate school. Believe it or not people are still buying cars, despite what you hear on the news. Plus Nissan isn't having the same financial issues as the domestics, so a dealership closure isn't likely (it is a family owned dealership and the next closest Nissan dealership is in Houston, more than an hour away). If you have any more questions let me know, and I appreciate your help.

Member Payment Dependent Notes Series 402826

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402826	$15,000	$15,000	10.95%	1.00%	May 22, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402826. Member loan 402826 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,417 / month
Current employer:	St. Edward Mercy Medical Center	Debt-to-income ratio:	5.70%
Length of employment:	2 years	Location:	Barling, AR

Home town:	Batesville
Current & past employers:	St. Edward Mercy Medical Center, AMR
Education:	University of Arkansas at Fort Smith

This borrower member posted the following loan description, which has not been verified:

I am looking to finance updating my kitchen with new cabinets, countertops, fixtures, and appliances and also landscaping the yard and building a new privacy fence. I am in the medical field and have excellent job stability. I have good credit, I have never been late on a payment due.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1998	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,471.00	Public Records On File:	0
Revolving Line Utilization:	15.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you please verify your income with lending club by submitting proof of income to them? Thanks	I am happy to provide any information requested. I spoke with Lending Club regarding verification of my income. I was informed that I would receive an email requesting this type of information for verification. Thank you for your interest and please feel free to ask anything.
Have you considered a home equity loan instead with a lower interest rate?	I considered this as an option. However, I intend to pay this loan off early and when you figure in all the fee's and closing costs involved there is really not much difference in the bottom line in the cost of financing.
1. What's your title and position at St. Edward Mercy Medical Center? 2. Do you have an emergency fund? How many months of expenses does it cover? 3. When you said you want to pay this loan off early, do you mean you want to pay off all of the $15,000 before the 3 years are up?	Hi Cheery thanks for your interest. (1.) I am an Intensive Care Unit Registered Nurse (RN, BSN). (2.) Yes, I have an emergency fund which will pay 3 months expenditures. (3.) I would like to pay this loan off in less than 3 years. Feel free to ask any other questions.

Member Payment Dependent Notes Series 402839

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402839	$8,000	$8,000	11.26%	1.00%	May 22, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402839. Member loan 402839 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$2,083 / month
Current employer:	Katz Media Group	Debt-to-income ratio:	0.34%
Length of employment:	1 year	Location:	Van Nuys, CA

Home town:	Van Nuys
Current & past employers:	Katz Media Group, Dot Graphics, Tower Records
Education:	California State University-Northridge (CSUN)

This borrower member posted the following loan description, which has not been verified:

On the day of my high school graduation, I had a consultation with a plastic surgeon about getting the hump on my nose removed. I got a part time job when I was in college, and saved up until I saw an ad in the LA Weekly that said I could get my nose done for $3,500. I was so happy because I had the money, but I was also really naive to think that a legitimate procedure could cost such a small amount. Long story short, he ruined my nose, and I've always always regretted getting it done in the first place. Now I'm 26 and I've never lost sight of trying to fix what the first doctor did. I've found a really good doctor (who of course is substantially higher-priced), but I've paid off $12,000 in credit card debt over the last year in order to raise my credit score. I make $25,000 a year, and would have no problem making these payments. PLEEASSSEEE help me to finance this purchase. It would really really mean so much to me. Thanks for reading!! :)

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1991	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$350.00	Public Records On File:	0
Revolving Line Utilization:	1.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
On only $25k/yr. in LA... That's pretty tight. How much is your rent? What does your monthly budget look like?	I still live with my parents, so I don't have any rent at the moment. I spend about $500 per month for gas/food/video rentals, etc ... and I just finished paying off all of my credit card debt, so the rest goes to savings (a little over $1,000/month). So I think I'll definitely be able to make the payments. Thanks for asking :)
Will your parents let you stay indefinitely, or until the loan is paid off?	Absolutely! It shouldn't take anymore than 10 months to a year to pay off, but my parents would let me stay for as long as I want to be here :)

Member Payment Dependent Notes Series 402873

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402873	$4,500	$4,500	12.21%	1.00%	May 22, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402873. Member loan 402873 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,500 / month
Current employer:	Outback Steakhouse	Debt-to-income ratio:	9.27%
Length of employment:	7 months	Location:	Tampa, FL

Home town:	Methuen
Current & past employers:	Outback Steakhouse, Jackson's Bistro, Tampa, Jason Ciofalo Law, Dr. John D. Doykos, AutoZone Inc.
Education:	The University of Tampa

This borrower member posted the following loan description, which has not been verified:

Very responsible indidvidual. I have 2 jobs currently, as well as working as a barber on the side, and working as a lawyer's assistant as well. Ultimately I have 4 sources of income, and support from my parents also. I have already completely paid off my $15,000 car loan I received from capital one auto loans. I plan on making more than minimum payments monthly, and will hopefully have the whole loan paid off months before the deadline.

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1988	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	7	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,143.00	Public Records On File:	0
Revolving Line Utilization:	85.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What are you planning to purchase with this loan?	A motorcycle. I have had my license for 2 years now, and have never gotten a bike. It cost me $500 to get my license, and I feel like it was such a waste since I haven't gotten a bike yet. My is willing to sell me his motorcycle for a very reasonable price, so I am trying to take advantage of the opportunity. I have payed off all previous loans before, including completely financing my car all alone. I would really appreciate it if anyone would help me out with this, I plan on making all payments ahead of their deadline and more than the minimum. Please and thankyou... Patrick

Member Payment Dependent Notes Series 402979

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402979	$25,000	$25,000	11.58%	1.00%	May 26, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402979. Member loan 402979 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$8,750 / month
Current employer:	CFAW	Debt-to-income ratio:	13.36%
Length of employment:	4 years	Location:	Leesburg, FL

Home town:	Seabrook
Current & past employers:	CFAW
Education:

This borrower member posted the following loan description, which has not been verified:

Adding on to my home to increase it's value. I plan on living in our home till my 13 yr old is done with college so we need to make it meet our needs. I'm a very responsible borrower and have never made a late payment on anything for the past 20 yrs. My bank I have been with for 14 yrs is not doing any personal lending so that's why I'm giving this a shot. This is not something I have to do, I just would like to do this project. So if I can get a fair loan deal for the amount I need to complete the work I'm ready. Thanks!

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1995	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	26	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$16,101.00	Public Records On File:	0
Revolving Line Utilization:	36.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
CFAW the only thing I can find is Liberty University? Where do you work and what do you do.	I'm the GM of Central Florida Auto Wholesale
Could you please verify your income with lending club by submitting proof of income documentation to them? Also, what are your current monthly fixed expenses? (mortgage, utilities, cable, phone, car, other loans, etc.) What type of company is CFAW? Thanks	Yes I have proof of income by pay stubs or bank statements. This past year I focused on paying down most of my debt. I paid off about $40,000. I Only have one CC left to pay and I will be paying it off with some of this money. Paid off my auto loan in Feb. That will leave me with only my home, utilities and this loan if it works out. I could just save my extra earnings the rest of this year and do my home improvements next year but I would like to take advantage of the slowed construction jobs in my area right now so I can get a better price on the work. Lots of Construction Co. looking for work now so this is in my favor.

Member Payment Dependent Notes Series 402988

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402988	$14,400	$14,400	12.84%	1.00%	May 26, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402988. Member loan 402988 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,083 / month
Current employer:	Ropes and Gray LLP	Debt-to-income ratio:	10.21%
Length of employment:	10 years	Location:	ROSLINDALE, MA

Home town:	Boston
Current & past employers:	Ropes and Gray LLP
Education:	Cambridge College

This borrower member posted the following loan description, which has not been verified:

Dear Sir/Madam: I am gainfully employed and seeking to consolidate and payoff my debt in two years not more than 3 years. Kind regards - Vogal James

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1994	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	32	Months Since Last Delinquency:	40
Revolving Credit Balance:	$4,057.00	Public Records On File:	0
Revolving Line Utilization:	28.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you please verify your income with lending club by submitting proof of income documentation to them? Also, what are your current monthly fixed expenses? (rent, utilities, cable, car, other loans, etc.) What type of position do you hold with your company? Thanks	I am a Legal Secretary and I can verify my income with a payment stub from my employer, Ropes and Gray LLP. Rent: $1300; Cable: 100; Car: 450; Utilities: 200.
Lending Club indicates you have approximately $4k in revolving credit card debt yet you are asking for $12k. Why the difference?	The appoximately $4k in revolving ccd is 1/3 of what I am seeking to consolidate.
vvjames1 - Can you please elaborate? What are the other 2/3rds if it isn't captured on your revolving credit balance? In other words, can you please clearly list what debts you'll be consolidating. Thanks.	Chase Card: $1500 Citicard: $3300 HSBC Card:$800 HSBC RS Card: $3900 BOA/MBNA: $3200. JPM: $2200 If I were appoved for this loan and able to consolidate all these accounts into 1 mthly payment I have set up a budget for myself to payoff this loan in 2.5 if not more then 3 yrs. Please note that ALL of these accounts are presently in good standing and up to date in monthly payments.

Member Payment Dependent Notes Series 403091

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403091	$6,000	$6,000	12.21%	1.00%	May 26, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403091. Member loan 403091 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,132 / month
Current employer:	CSAA	Debt-to-income ratio:	23.11%
Length of employment:	5 years 8 months	Location:	Colorado Springs, CO

Home town:	Iron River
Current & past employers:	CSAA
Education:	University of Michigan

This borrower member posted the following loan description, which has not been verified:

I'm looking to refinance credit card debt on a card that went from 12% to 33% with no explanation and for no reason. I have never made even a single payment late on any debt nor have I been over limit.

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1999	Delinquent Amount:	$0.00
Open Credit Lines:	17	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	28	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$22,811.00	Public Records On File:	0
Revolving Line Utilization:	59.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you please verify your income with lending club by submitting proof of income documentation to them? Also, what are your current monthly fixed expenses? (rent, utilties, cable, phone, car, other loans, etc) Also, what type of organization is CSAA and what type of position do you hold there? Thanks	CSAA is the same company as AAA and I'm a claims adjuster for them. My fixed expenses are approximately 3000 per month and my income is approximately 4100.

Member Payment Dependent Notes Series 403101

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403101	$18,000	$18,000	13.79%	1.00%	May 26, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403101. Member loan 403101 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,167 / month
Current employer:	United States Postal Service	Debt-to-income ratio:	12.91%
Length of employment:	12 years 2 months	Location:	Doyline, LA

Home town:	Boston
Current & past employers:	United States Postal Service, United States Air Force
Education:	Dekalb Community College of Georgia

This borrower member posted the following loan description, which has not been verified:

My name is Theresa A. Glavin and I would like this loan so that I may consolidate all my debt into one payment; therefore, reducing my interest payments and getting my debt paid off. I have been working for the United States Postal Service for a little over 12 years. My annual gross income is just over 50,000. I feel I am a good candidate because I have a good, stable job with a decent income. I will be able to repay this loan and save hundreds of dollars in interest payments. By paying off my debt and having just one simple payment to make, my life would be less stressful. Thank you for your consideration.

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1994	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$6,072.00	Public Records On File:	1
Revolving Line Utilization:	83.20%	Months Since Last Record:	110
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Theresa - I see that you are requesting $18k, but your cards only have $6k on them. What is the additional $12k for? Also, could you please list your monthly fixed expenses? (rent, utilities, cable, phone, car, other loans, etc) Thanks	Type your answer here. I have some medical bills not listed totaling about 1,000 and I would like to buy my daughter a used car for college and work transportation. My monthly expenses: rent $350, utilities $125, cable $110, phone $75, cell $120, car 2006 Nissan $320, car insurance $220, Life ins $35, food and clothing $200; gas for car $60. Also, I see my credit card are showing only $6000; but, I have three department store accounts with seventh avenue $1800; Midnight Velvet $400; Monroe and Main $285. I believe these balances did not show up on my report. Therefore, my overall debt is over $8000.
Is there any other household debt/income not documented above? My question is prompted by your loan request for $18k but only $6k is shown on your credit profile.	Type your answer here. My rent is $350, utilities $125, cable $120, phone $75, cellphone $120, car loan 2006 Nissan $320, car insurance $220, life ins $35, food and clothing $200, gas for car $60. My profile is only showing $6000, but I have three department store accounts that are not showing up. They are Seventh Avenue $1800, Midnight Velvet $400, Monroe and Main $285. These balances put me over $8000 in debt. Also, I would like to buy my daughter a used car for college and work transportation.
So I presume you receive no additional household income not documented above (Air Force Disability Income, partner's income, etc.).	Type your answer here. No, I do not receive any additional income other than my job. I am 10% disabled from the United States Air Force; however, I am not eligible to receive my check until the year 2018 because I took an exit bonus when I left the service in 1995. This bonus made me ineligible to receive any disability income until 2018.
You're borrowing 18k to pay off a Revolving Credit Ballance of $6,072.00 what are you spending the remaining $11,928????? Plasticman	Type your answer here. I have over $1,000 in medical bills, $1800 7th AVE acct, $400 Midnight Velvet and $285 from Monroe and Main. These bills did not show up on revolving credit. Also, I would like to purchase a used car for my daughter so she may travel to college and work.

Member Payment Dependent Notes Series 403199

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403199	$16,000	$16,000	11.58%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403199. Member loan 403199 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,800 / month
Current employer:	Business Technology Group	Debt-to-income ratio:	8.64%
Length of employment:	11 months	Location:	LEMONT, IL

Home town:	Cumberland
Current & past employers:	Business Technology Group, MidAmerica Bank
Education:	Kent State University-Trumbull Campus

This borrower member posted the following loan description, which has not been verified:

In order to pay off/down other existing loans I had, I withdrew money that is now being taxed. I need this loan to pay that tax bill.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	04/1985	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	25	Months Since Last Delinquency:	72
Revolving Credit Balance:	$67,595.00	Public Records On File:	0
Revolving Line Utilization:	68.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 403292

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403292	$1,500	$1,500	13.16%	1.00%	May 21, 2009	June 1, 2012	June 1, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403292. Member loan 403292 was requested on May 18, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,500 / month
Current employer:	n/a	Debt-to-income ratio:	17.26%
Length of employment:	n/a	Location:	Roseburg, OR

Home town:	Indianapolis
Current & past employers:	Umpqua HOMES FOR THE hANDICAPPED
Education:	Seattle Central Comm College

This borrower member posted the following loan description, which has not been verified:

Need to refresh myself to better serve others.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1999	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	31	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,694.00	Public Records On File:	1
Revolving Line Utilization:	72.80%	Months Since Last Record:	74
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
I am tired too. You have a very short reason for money. Do you work? Do you have a way to pay back this loan?	Hi 4 girlsorobys....Yes,I am a full ime worling RN ,plus we are constantly short of nurses,as the company is expanding..They have ten homes for thge mentally and physically challenged folk,and two of the homes are Medical Homes.that State and County dtermine what level of care each individula will need,and is decided y the team,the Doc,the Nurse supervisor,etc....so,yet,plenty of worek,and need a cacation,and thought while I am at it to build my credit up even more,as back in 91,I got a leg infection and coule not work for six months,so now that is resolved,and thanks for asking a very legitimate question,I am still learning the "ropes' here...BusyRN57
have a good vacation, sounds like you deserve it, and i'm happy to invest in that :)~	I appreciate your contribution,I am full time,and working with folks who cannot speak or walk or even move on their own,it gets to be a little stressful and makes all of us more thankful for having legs that work,and a mouth to speak and to be heard,so much I take for granted; at times,when I complain to myself or to others,I then feel so ashamed walking back into the work place:)...Thanks again for your contribution,I WILL enjoy some time off to refresh myself mentally and physically...BusyRN57
Have you considered changing jobs? it seems to me more than a vacation you may need something to keep you refreshed always	Never considered that,would always need refreshed with any job...Good for the soul..BusyRN57

Member Payment Dependent Notes Series 403366

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403366	$6,500	$6,500	13.47%	1.00%	May 26, 2009	May 24, 2012	May 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403366. Member loan 403366 was requested on May 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,099 / month
Current employer:	n/a	Debt-to-income ratio:	19.44%
Length of employment:	n/a	Location:	Akron, OH

Home town:	Johnstown
Current & past employers:	n/a, B F Goodrich
Education:	Tri-County Community College

This borrower member posted the following loan description, which has not been verified:

I am a disabled retired senior who at the current rate of interest on this credit card will never pay it off. This money would pay it off and give me a fresh start making sure not to make the same mistake again. I have basically put myself into debt trying to help 2 very unfortunate friends from loosing everything in their lives due to circumstances beyond their control. I have no problem paying this bill, I would just like to know I will be able to pay it off in my lifetime.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1992	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$25,283.00	Public Records On File:	0
Revolving Line Utilization:	99.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Looks like you owe over $25,000 across 6 credit lines. How would 6,500 allow you to pay it off? Earliest Credit Line shows as 1992 but your Loan Description says you are a senior. You waited until you were (at least - based on being 65 now) 48 to obtain your first credit)?	I have two credit cards.....1 Am Express which is $19,000 and 1 HSBC Master Card which is $6400 and the one I am requesting the loan against. The bulk of the Master Card was used towards purchase of a 2007 car. I tried your loan figures for the $19,000 but didn't seem to work out. I have had credit all my life since I was 18 years old for cars and dept store credit cards. When I was laid off from my job of 22yrs in 2003 due to downsizing I paid all of my debts off with my 401K and kept these two paid off but open.

Member Payment Dependent Notes Series 403369

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403369	$8,000	$8,000	12.84%	1.00%	May 26, 2009	May 24, 2012	May 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403369. Member loan 403369 was requested on May 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,000 / month
Current employer:	Self-Employed	Debt-to-income ratio:	8.80%
Length of employment:	7 months	Location:	Richmond, VA

Home town:	Richmond
Current & past employers:	Self-Employed, Real Estate Appraiser (Current), OSI Restaurant Partners, LLC Flemings (06-09), Computer Repair
Education:	Virginia Commonwealth University

This borrower member posted the following loan description, which has not been verified:

If I receive this loan, I will use it to completely pay off my debt except for a small line that is at a good rate and will be at a minimal balance. I am currently transitioning from college and into the working world and this loan would be greatly beneficial to my financial situation.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	12/2003	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	8	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,756.00	Public Records On File:	0
Revolving Line Utilization:	85.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You appear to be asking for significantly more than your revolving credit balance. Can you detail how you would plan to use this $8k? Also, we would appreciate if you could verify your income with LC.	I spoke to LC yesterday afternoon on the phone about all my info but I don't remember them asking about my income.. I'm new to LC so I havn't figured out how everything works quite yet. I'll try and get that taken care of today. However, just to let you know, since I started my new job 8 months ago my income has been steadily increasing every couple months. I asked for more than my revolving credit balance so that I can get squared on my feet for when I start my career. In the next 14 months,I will be progressing far enough into my apprenticeship where needing the tools of a licensed Appraiser. The software that an Appraiser uses is an intricate and resourceful program that is very costly and requires a fast computer. The rest of the loan will be going into completing my training and preparing myself to start work right away. Work Computer $1400 Appraisal Software (a la Mode- WINTOTAL) $1200 Fax/Copy/Print Machine $200 Appraiser Licensing Class fee's $1000 Appraiser Resource and Association fee's $750
MC4 - thank you for the explanation. What kind of appraisal business are you getting into? How is the market in your area for that type of service? How do you plan to expand your clientele when you complete your apprenticeship?	Excellent question! We cover FHA, VA, HUD and conventional/typical loan requests for homes, condos, and townhouses. The real estate market that we're in here (Virginia) has been affected by the economy just like all over the country. However, we have seen more business in the last 6 months than the man who I work for has seen in 15 years. The area that we cover ranges from Reston/Fairfax/DC all the way to Virginia Beach/Norfolk and nearly the width of the state. The two of us appraise about 10-14 properties a week at $325-$480 each. Obviously when I say "cover" I don't mean that we appraise every house that is purchased or refinanced in Virginia but in a week it would not be unusual for me to have been to all 2 out of the 3 corners of the state. The appraiser that I am learning from wants to hand the appraising side of the business over to me when I am licensed. He planned and built houses before he became an appraiser and wants to go back to doing that full time. Our future plans for an actual "company" are just dreams at the moment but I feel that we may just have what it takes to get something really successful going.

Member Payment Dependent Notes Series 403442

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403442	$5,200	$5,200	12.53%	1.00%	May 22, 2009	May 24, 2012	May 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403442. Member loan 403442 was requested on May 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,083 / month
Current employer:	Adecco	Debt-to-income ratio:	12.34%
Length of employment:	1 year 5 months	Location:	Santa Clara, CA

Home town:	Mt. View
Current & past employers:	Adecco
Education:	Heald College at San Jose

This borrower member posted the following loan description, which has not been verified:

This loan would be to consolidate my credit card debts, and have one payment at a reasonable interest rate.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1996	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	75
Revolving Credit Balance:	$7,548.00	Public Records On File:	0
Revolving Line Utilization:	53.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What are the balances and interest rates on your credit cards?	Here is the information you requested. As you can see I owe much more than I was approved for by The Lending Club. Chase Visa. Balance $5,056.42 Interest Rate 15.99% Musician???s Friend. Balance $400 Interest Rate 22.90% Best Buy Balance $1427.48 Interest Rate 19.90% Sleep World Balance $2165.81 Interest Rate 21.90% Walmart Balance $595.70 Interest Rate 19.87% Carvin Balance $1,200 Interest Rate 18.00%
I'm chipping in on this loan. You may already be aware of these options, but if not here are some ideas for dealing with the portion of your debt not refinanced by LendingClub: - Use the refi to get your credit score as high as possible so that you have the most options at your disposal to deal with the remaining high-interest debt - Do not close any of the credit accounts that you pay off, unless you cannot trust yourself to avoid charging them up again. And if that's the case, let me know so I can back out of this loan! :) Closing them will lower your "available credit", which will raise your "credit utilization", which will lower your credit score. You may hate these accounts at this point, but they can help you rather than hurt you if you don't use them. Do make sure you don't have to pay any fees to keep them open, though. And if you don't trust yourself, cut up the actual cards so you can't charge anything to them anymore. - Use CreditKarma.com to see your credit score for free on an ongoing basis. It's completely free forever, it's simple, and it pulls actual TransUnion scores. - Use annualcreditreport.com a couple months *after* you've refinanced your cards with the LendingClub loan to get one or more full credit reports for free. Make sure that they properly reflect your new account statuses and don't contain any other errors. If there are problems, correct them with the reporting agency. - Try out Mint.com for budgeting. It aggregates all of your financial accounts in one place and gives you several tools to handle your monthly cash flow. - Keep paying the same amount you are now each month. I know your minimum payments will drop, but if you've been making ends meet then keep at it! Apply that extra money to your remaining high-interest balances. Google "debt snowball" for more on this topic. - Surround yourself with ideas from people who make good money decisions. I recommend the blogs fivecentnickel.com and getrichslowly.org - Build up an emergency fund so that you don't have to dip into debt further for small emergencies. This may even be the best use of the money you free up from lowering your minimum payments. Save $1k or so and then get back to reducing debt. I wish you success on your journey!	No I won't be charging them back up again. Once paid off they will go into a dresser drawer and be forgotten about. Thank you for the helpful information.

Member Payment Dependent Notes Series 403526

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403526	$12,000	$12,000	11.58%	1.00%	May 26, 2009	May 24, 2012	May 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403526. Member loan 403526 was requested on May 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,208 / month
Current employer:	PricewaterhouseCoopers	Debt-to-income ratio:	17.80%
Length of employment:	1 year 8 months	Location:	Scottsdale, AZ

Home town:	Appleton
Current & past employers:	PricewaterhouseCoopers, Menasha Corporation
Education:	University of Wisconsin-Madison

This borrower member posted the following loan description, which has not been verified:

I have a couple of credit cards that I am making payments on. I would like to consolidate my debt with a better rate.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2000	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$6,908.00	Public Records On File:	0
Revolving Line Utilization:	51.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You're asking for nearly double your current revolving credit balance, what's the extra 5k for?	Hello, Thank you for the question. I could very well be wrong but I believe the revolving credit balance is an average? I have three credit cards I am going to pay off with the loan: Visa - $1200 Visa - $6200 Amex - $4700 All of the cards are approximately 50% to their limit. What brings my average up are two of my other lines of credit, my school school loan and car loan, both of which already have a very good interest rate. I also have 4 other cards which have no activity on them (ie. Gap, Mor Furniture). This brings me up to a total of 9 open lines of credit. I accumulated the balances above from my graduate year of college and moving. I have been making between $600-$700 in payments each month, but unfortunately have not been making a dent. I would really appreciate the opportunity to consolidate the balances and make one monthly fixed payment. Kind Regards, Katie

Member Payment Dependent Notes Series 403534

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403534	$20,000	$20,000	14.74%	1.00%	May 26, 2009	May 24, 2012	May 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403534. Member loan 403534 was requested on May 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$10,098 / month
Current employer:	US Federal Government	Debt-to-income ratio:	15.58%
Length of employment:	29 years 5 months	Location:	University Park, IL

Home town:	Chicago
Current & past employers:	US Federal Government
Education:	Benedictine University, Governors State University

This borrower member posted the following loan description, which has not been verified:

I would like to enhance my home by replacing the 21 years old wood deck with a 3 season room and brick patio.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	04/1980	Delinquent Amount:	$0.00
Open Credit Lines:	23	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	58	Months Since Last Delinquency:	21
Revolving Credit Balance:	$33,287.00	Public Records On File:	0
Revolving Line Utilization:	44.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please elaborate on your last delinquency. Plasticman	Thank you for taking time to review my request. I'm sorry but I do not believe that I have delinquencies on my credit report. I just reviewed the file (Experian) and found only one possible item. Perhaps you are referring to an online clothing retailer account in which I missed one payment in August 2007. I went on vacation and forgot to mail in the payment. If I recall correctly, the balance was less than $100. I quickly paid off the account and it is now currently closed. I hope this satisfies your inquiry.
You are the first GSU alum I've seen, anywhere, besides me. What branch of government do you work for?	Thanks for looking over my request. I work for the Railroad Retirement Board. It's a small agency. Unlike most federal agencies, the headquarters is in Chicago instead of Washington DC.
what do you do for the US Federal Government? and how stable is your job?	Thank you for reviewing my request. As the Director of Equal Opportunity I am responsible for processing equal employment opportunity (EEO) complaints and implementing the diversity program. I have held this position for 6 years. I believe my position is secure. Every federal agency is required to have this type of program and I have been very successful in managing the program at my agency. Although many strides have been made to level the playing field, EEO issues are still quite prevalent. I have been in this field for over 22 years and the skills are transferable to any other Federal agency or the private sector.
Wow, you have $33K in debt. That's not insignificant. Can you elaborate? Also, how would you be able to pay this loan in addition to the current debt?	Thank you for your consideration of my request. Some of my debt relates to education loans. I do have a very good, stable and solid income that does not fluctuate from week to week. I am married and if I recall correctly, I believe that the loan application did not allow me to indicate that there was additional household income ($29,000). Also, for the last 8 years, based on my performance ratings, I have received 3% of my salary in performance awards. I expect this trend to continue. I am confident that I will be able to handle the monthly payment.
Hi Snisuoc, What is your estimation regarding the length of time you will hold this loan? Do you plan on paying it off early? Or are you comfortable paying the monthly rate until the loan is paid in full? Hopefully you can strike a balance between making this a good investment for us-the lenders- while, at the same time, paying it down within a time frame that isn't too short. After all, we would love to make at least a little interest of ya :P	Thanks for reviewing my loan request. At this time, I anticipate making payments for the full three year period. However, if given the opportunity to pay it off earlier I would definately do so.

Member Payment Dependent Notes Series 403548

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403548	$19,200	$19,200	11.89%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403548. Member loan 403548 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$7,917 / month
Current employer:	Aggregate Knowledge	Debt-to-income ratio:	7.58%
Length of employment:	1 year	Location:	South San Francisco, CA

Home town:	Champaign
Current & past employers:	Aggregate Knowledge, University of Illinois
Education:	University of Illinois at Urbana-Champaign

This borrower member posted the following loan description, which has not been verified:

I have debt that has accumulated, mostly as a result of moving cross-country for a better-paying job, which included having to sell my house at a significant loss. I am also getting married in a couple of months, and aside from the relief that would come from consolidating my bills into one payment, there'd also be the opportunity to start my new married life in a more responsible financial situation than that which I'm currently in. I'm a reliable borrower; I've never made a late payment in my life, and have always managed my debts responsibly. In addition, I have a well-paying, steady job, and live in an area where my skills are in extremely high demand (which is what made it worth the cost of moving here in the first place). A debt consolidation/wedding expenses loan would go a long ways towards helping me to start anew and improve my situation at a time when my life is supposed to be changing for the better. I'd be really appreciative of the help in making those improvements even greater by making my debts more manageable, and most importantly, giving me the "light at the end of the tunnel" that would come from knowing that everything would be paid off in only 3 years. I hope you'll find that I am a worthy candidate for a loan. Thank you for your consideration!

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1999	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	26	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$14,006.00	Public Records On File:	0
Revolving Line Utilization:	20.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Is this your first marriage and if you are a U of I grad, what is your degree in?	Yes, it is indeed my first marriage--we met in Champaign, in fact. My degree is in CS from the CoE.
If you sold your house at a loss, do you outstanding costs from that? Do you still owe the bank?	No, I took on some revolving debt in order to pay off the house so that I could cut it loose cleanly. This debt is now on credit cards (0% transfers, etc). All obligations related to the house have been satisfied, though.

Member Payment Dependent Notes Series 403734

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403734	$9,600	$9,600	14.42%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403734. Member loan 403734 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,417 / month
Current employer:	Puritan bakery	Debt-to-income ratio:	17.34%
Length of employment:	3 years 2 months	Location:	Sun Valley, CA

Home town:	Los Angeles
Current & past employers:	Puritan bakery
Education:

This borrower member posted the following loan description, which has not been verified:

Im trying to consolidate my credit card loans into just one payment, I have never been late on any payments.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1992	Delinquent Amount:	$0.00
Open Credit Lines:	23	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	36	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$10,754.00	Public Records On File:	0
Revolving Line Utilization:	32.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	5

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What type of work do you do for Puritan Bakery, and how much do you pay in rent and car payments? Besides the $10K in credit card debt, do you have any other debt? Good luck!	Im a Sales driver, I deliver bread to fast food restaurants, and my job is Union I am a Teamster. My rent is $900 and my car payment is $468. That pretty much sums up my bills. Thank you.
Can you explain the 5 inquiries in the past 6 months?	The 5 inquiries are as follows: (1) RATE GENIUS- auto refinance. (2) Wachovia Dealer Services- auto refi. (3) ROAD LOANS- auto refi. (4) CAPITAL ONE- auto refi. (5) Citi Financial- personal loan. Those are the 5 inquires, my interest rate on my vehicle is too high (as far as I am concerned) so I was trying to see if I could get a lower rate.

Member Payment Dependent Notes Series 403890

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403890	$5,500	$5,500	12.21%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403890. Member loan 403890 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,833 / month
Current employer:	United States Air Force	Debt-to-income ratio:	18.00%
Length of employment:	4 years 11 months	Location:	Winnsboro, TX

Home town:	Orlando
Current & past employers:	United States Air Force
Education:	Northeast Texas Community College

This borrower member posted the following loan description, which has not been verified:

My wife needs this surgery for her self confidence. The doctor told her that she has some of the worst stretch marks he has ever seen. Ever since she had our first child she hasnt felt good about herself and hasnt really been herself. she tries to play it off but i know that this surgery would help her out alot. Your help would be greatly appreciated. Thanks.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2004	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,931.00	Public Records On File:	0
Revolving Line Utilization:	31.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello,I am in the military also. I was wondering if you know that your wife might be able to get her surgery through Tricare. I have heard of females getting plastic surgery. I get laser treatment for scars through tricare.	We have tried to go through tricare a couple of times but we have never been able to get them to do the surgery.
I am just wondering why the tricare system would not take care of your wife's plastic surgery yet I know for a fact that the military does pay for plastic surgery through tricare? I would also feel more comfortable investing in this if you verified your income with lendingclub. check the FAQ on how to do that.	Tricare told us that they wouldnt pay for the surgery because it was cosmetic and there wasnt a medical neccessity. i will go look into how to validate my income. thanks for the info.

Member Payment Dependent Notes Series 403896

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403896	$15,250	$15,250	11.89%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403896. Member loan 403896 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,500 / month
Current employer:	Asplundh	Debt-to-income ratio:	9.44%
Length of employment:	4 years 4 months	Location:	Visalia, CA

Home town:	Visalia
Current & past employers:	Asplundh, Diversified Utility Services Inc.
Education:

This borrower member posted the following loan description, which has not been verified:

We are looking to purchase new equipment (frozen yogurt machines) for our Frozen Yogurt business here in central California. My wife and I have excellent credit, own a home (not upside down in mortgage) and do not pay anything late. I am a Southern California Edison Contractor (Asplundh) and my wife is a Registered Nurse. Have any questions feel free to ask. email TULESFROZENYOGURT@GMAIL.COM

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2001	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	13	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,137.00	Public Records On File:	0
Revolving Line Utilization:	24.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
So you both have full time jobs and you have the frozen yogurt businesses on the side? Also, is the gross income you alone or does it include your wife? Either way, you should officially verify it with Lending Club so lenders will know it's legitimate.	Yes its a side business. It is a self serve frozen yogurt format that is becoming pretty popular. I myself only, average about 115,000 a year. Although last year we had a baby (with complications) and I took time off for about 4 months. I am sending 3 years w-2's so they can confirm this. Thanks for the question Sanchito.
Your debt to income and revolving line utilization seem inflated for your income. Please explain.	I make around 100k a year myself alone. 3.5 grand on a zero interest card will be paid off in the next few months. I don't think some payments posted at the time of the credit bureau's check. I have a 2200 mortgage payment and 500 dollar car payment. Not including my wife's income as an R.N. that puts me at a debt to income of roughly 33 percent. I know ideally a DTI of zero percent would be great. Thanks for the question.
Could you just give a few more details about this self-serve yogurt? Are they machines, like coffee machines? With both of you working full-time, is this side-business going to drive you over the edge?	jondelph, the frozen yogurt machines are Taylor brand machines. I'm not sure how similar they are to coffee machines though, as I've never paid much attention at Starbucks. Finally, my wife and I put a lot of thought in anything we do and any risks we take are calculated. Thanks for you time.

Member Payment Dependent Notes Series 403953

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403953	$20,800	$20,800	12.21%	1.00%	May 26, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403953. Member loan 403953 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,833 / month
Current employer:	department of public safety	Debt-to-income ratio:	16.94%
Length of employment:	12 years 3 months	Location:	ROYSE CITY, TX

Home town:	Albany
Current & past employers:	department of public safety, united states army
Education:	Savannah State University

This borrower member posted the following loan description, which has not been verified:

Pay off credit card which has an interest rate of 14.9%, and lower debt with a better interest rate.

A credit bureau reported the following information about this borrower member on April 24, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1991	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	31	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$14,337.00	Public Records On File:	0
Revolving Line Utilization:	46.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
How did you come about such a high revolving credit balance? Do you have a financial plan for the future regarding how much debit you will eliminate or continue to take on in the future? Will you contact LendingClub to provide proof of income?	The same way anyone else acquires debt. I have paid off two bills and i'm continuing to pay off the remaining debt. Proof can be obtained through my credit report.
your credit revolving balance do not exceed 15,000 but you loan request is for 20,000. Why the discrepancy?	I want to pay down my debt on my vehicle.

Member Payment Dependent Notes Series 404148

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404148	$5,000	$5,000	14.42%	1.00%	May 26, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404148. Member loan 404148 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$2,917 / month
Current employer:	Sprint	Debt-to-income ratio:	3.26%
Length of employment:	1 year 8 months	Location:	Aurora, CO

Home town:	Mesa
Current & past employers:	Sprint, Schwans
Education:	Metro University in Denver

This borrower member posted the following loan description, which has not been verified:

Looking for some capital to expand my home based business.

A credit bureau reported the following information about this borrower member on May 12, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	12/2005	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	10	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,685.00	Public Records On File:	0
Revolving Line Utilization:	27.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What is your home based biz? What is you income projected from this biz? What is your overhead? What is your debt structure? You see the more information you give up front the better your chances are of getting the loan.	My home based business is internet marketing. Im already making around $1000 per month and am looking to expand by buying more sites that are already established. The overhead is very small, right now around $100 per month, which covers hosting and some other tools I use. The potential is huge, as I have no doubt that as I take my business to the next level in the next 3-6 months, I will increase profits to at least $3500 a month minimum. As of right now, I have no debt for my business as I have paid for everything up front. This loan will really just help me speed things up and getting my earnings to increase much faster. I have been doing internet marketing part time off and on for about a year now.
Hi, I just wanted to say I used to work for sprint as well until our store closed down. But good luck with your business!!!	Thanks. I work at a call center in Denver. They say we arent going to close down, but I would rather be safe then sorry, which is why Im trying to get my online business going. Thanks again.
how do you plan to invest your loan into the business?	I plan on using the money to buy sites that are already established and to outsource some of the more time consuming tasks of creating new sites.
Hi there... Im curious as to why your earliest open credit line is 2005 - What age range are you? Please elaborate on the revolving credit amount of 4600 dollars and how this, along with other recurring expenses, will impact your ability to pay this loan you're applying for. Do you plan on keeping this loan for the entire 3 years or paying it off early and, if so, then how early? What are you responsibilities (read job title) at the Sprint Call Center and how secure is your position given the economic downturn? Thanks for your response.	Well, I just turned 26 this year. With all my recurring expenses, including living and current debt, I have on average $500+ in surplus every month that I have been putting into my business. My family and I live below our means on purpose right now to help build our future. I plan on having this loan payed off by this time next year, earlier if I can. Im not too sure how much I can say about my job without getting in trouble, but let me assure you that I wont be getting let go anytime soon. To be honest, once my business reaches $4000 a month and all my debt is gone, I plan on quiting anyway. Im hoping to reach that point by the end of this year. Like I said in a previous answer, this loan is going to buy me time by outsourcing the most time consuming part of what I do. It will help me accomplish what would probably take me 4 or 5 months and do it in 1.

Member Payment Dependent Notes Series 404310

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404310	$3,000	$3,000	13.47%	1.00%	May 20, 2009	May 31, 2012	May 31, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404310. Member loan 404310 was requested on May 17, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,000 / month
Current employer:	JPMorgan Chase & Co.	Debt-to-income ratio:	7.08%
Length of employment:	11 months	Location:	Newark, DE

Home town:
Current & past employers:	JPMorgan Chase & Co.
Education:	University of Delaware

This borrower member posted the following loan description, which has not been verified:

I am a recent college graduate with a degree in finance and will be starting my full-time job with an investment bank this summer. Over the course of my college career, I have accrued some credit card debt which has come with a pretty high interest rate. I'd like to consolidate this debt to one payment a month and at a lower interest rate so don't end up paying more than I owe in interest.

A credit bureau reported the following information about this borrower member on May 17, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/2005	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	5	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,660.00	Public Records On File:	0
Revolving Line Utilization:	66.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello. What is the current interest rate and monthly minimum payments for the debt you will be paying off? Thank you and good luck.	The average interest rate for my credit cards is around 24.5%. My total minimum monthly payments are around $100/month.
do you plan on paying extra to get this loan paid sooner	Yes I do. I don't need to start paying my student loan until December, so I plan on using that money allocated towards that loan for this one.

Member Payment Dependent Notes Series 404321

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404321	$7,600	$7,600	12.84%	1.00%	May 26, 2009	May 28, 2012	May 28, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404321. Member loan 404321 was requested on May 14, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,750 / month
Current employer:	Marlow and Massoni CPA's	Debt-to-income ratio:	0.00%
Length of employment:	3 years 6 months	Location:	SAN FRANCISCO, CA

Home town:	San Francisco
Current & past employers:	Marlow and Massoni CPA's
Education:	San Francisco State University

This borrower member posted the following loan description, which has not been verified:

My boyfriend and I after 3 year are finally going to wed. He has been out of service for a year now, and we are starting to make our life together. We don't want to go over board. He will safe for a down payment of a house and I'll cover the wedding. I would love to make it special, but also don't want to go crazy with it. Reasons to invest in this loan: - I have a good credit history. I actually paid off a loan completely a month ago for $8,000.00 and credit cards for $5,500.00 - I have never missed a payment or had a late payment in my life. Keeping my credit is a top priority. - I've been an accountant for the last 5 years, have a secured, recession prove job. - My current Income-to-debt ratio is 20%. and my FICO is on the high 700s

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	07/2005	Delinquent Amount:	$0.00
Open Credit Lines:	4	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	5	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$0.00	Public Records On File:	0
Revolving Line Utilization:	0.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
you look good for borrowing, would you have LC verify your income?	Absolutely, LC can verify my income; I can show my pay stubs if requested, or they can contact directly my employer.
"Absolutely, LC can verify my income; I can show my pay stubs if requested, or they can contact directly my employer." It seems like you are under the impression that they will contact you, I am pretty sure that you have to contact lending club to arrange for your income to be verified. People on this site are fairly skittish about funding loans that have unverified incomes.	Thanks for the info, I was just not aware of the procedure. I have emailed LC a copy of my last 2 pay stubs, it should be a matter of hrs before they verify my income.

Member Payment Dependent Notes Series 404361

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404361	$2,500	$2,500	11.58%	1.00%	May 21, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404361. Member loan 404361 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,750 / month
Current employer:	D C Superior Court	Debt-to-income ratio:	19.87%
Length of employment:	12 years	Location:	Oxon Hill, MD

Home town:	Wichita Falls, Texas
Current & past employers:	D C Superior Court, Federal National Mortagage
Education:	Northern Michigan University Unversity of the District Columbia

This borrower member posted the following loan description, which has not been verified:

I was a foster parnts for 20 years and my bathroom need serious repair from the wear and use of myt foster children. I have retire from the foster care system and I need to fix the shower, new sink, vanity and new toilet. The floor tiotle is coming up. I have gotten an estimate that it would cost me $2500.00 to repair. My bathroom is a small one that in a home built in 1960.

A credit bureau reported the following information about this borrower member on May 12, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1996	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	52	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$17,125.00	Public Records On File:	0
Revolving Line Utilization:	39.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 404500

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404500	$10,000	$10,000	9.32%	1.00%	May 20, 2009	May 27, 2012	May 27, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404500. Member loan 404500 was requested on May 13, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,333 / month
Current employer:	Cornell Univeristy	Debt-to-income ratio:	5.37%
Length of employment:	6 years	Location:	Ithaca, NY

Home town:	Mt. Pleasant
Current & past employers:	Cornell Univeristy
Education:	Pennsylvania State University-Main Campus, Cornell University

This borrower member posted the following loan description, which has not been verified:

I am writing my dissertation and will use this loan to consolidate debt and pay for school-related expenses. Due to circumstances beyond my control, my lab has lost most of its funding over the past year and is only able to offer me limited support until my graduation date of August 2009.

A credit bureau reported the following information about this borrower member on May 13, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1997	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$9,580.00	Public Records On File:	0
Revolving Line Utilization:	31.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi, In what area are you specialized in? Thanks.	Genetics.
What are you pursuing a PhD in? What are your likely avenues for employment after? Do you have any prior internships or other work related experience that would make you more desireable / competitive upon graduation? Congrats on your education! Good luck!	My PhD will be in genetics and I plan to do a postdoc in a related field after graduation to gain work experience. I plan to eventually work in industry or for the government. Thank you!
Do you already have a Post Doc lined up? If not, how will you support yourself after graduation?	I am currently applying to positions and have not yet accepted an offer.
Hi Suzy, I also have a couple questions. What are the current rates on the debt you are consolidating? When you do a postdoc, is this typically a paid position? thank you!	The rate on the debt I am consolidating is higher than the rate I was offered for the loan. Yes, a Postdoc is a paid position.
How does a graduate student make $3,333 a month?	PhD students typically receive financial support through TAships and grants which covers tuition and also provides a stipend for the student. In addition, I also own a house that I rent and have some part time activities for which I receive compensation (such as preparing lecture notes for classes, tutoring, etc).

Member Payment Dependent Notes Series 404922

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404922	$6,000	$6,000	9.32%	1.00%	May 21, 2009	May 29, 2012	May 29, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404922. Member loan 404922 was requested on May 15, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,333 / month
Current employer:	Field and Goldberg, LLC	Debt-to-income ratio:	12.48%
Length of employment:	3 years 4 months	Location:	Chicago, IL

Home town:	Chicago
Current & past employers:	Field and Goldberg, LLC
Education:	International Academy of Design and Technology at Chicago (IADT)

This borrower member posted the following loan description, which has not been verified:

Motorcycle Loan

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2000	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$9,608.00	Public Records On File:	0
Revolving Line Utilization:	26.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you tell me what line of business you are in, what your occupation is, and how are you paying your credit card debt? Thanks	My line of business is legal. Occupation is paralegal and my credit card debt is minimal, however, I am paying my credit card debt (in excess of the minimum payments required) monthly from my checking account.

Member Payment Dependent Notes Series 404966

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404966	$6,400	$6,400	9.32%	1.00%	May 20, 2009	May 28, 2012	May 28, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404966. Member loan 404966 was requested on May 14, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$3,333 / month
Current employer:	Education Personnel Federal Credit Union	Debt-to-income ratio:	24.00%
Length of employment:	13 years 11 months	Location:	Danville, IL

Home town:	Covington
Current & past employers:	Education Personnel Federal Credit Union, Danville Elks Country Club
Education:

This borrower member posted the following loan description, which has not been verified:

Due to my husband's health in the last year I have relied on credit cards to carry us through. My husband is self employed so his income was less than usual during this time. He is much better and building his business back up. Also during the same time we were approached to sell our home/business to a major retailer. Prior to closing we moved home and business to a rental property. Closing was postponed 3 times then finally they backed out of the deal. We have since moved back after renting for several months. I have been with my present employer for 14 years and am in a recession proof position. I plan to retire from here in 10 to 15 years. It would be good to be able to consolidate and hopefully see more cash flow each month and not have to use credit. I have not used these credit cards in the last 4 month because I am trying to become debt free. Two of these cards have raised my interest rate recently. At this rate I will be paying them forever. I just want a chance to get out from under this debt. Our youngest son will be graduating from high school this month. He is planning on going to a local community college and working to pay his expenses which will help with our living expenses.

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1994	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$30,540.00	Public Records On File:	0
Revolving Line Utilization:	54.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello, can you please explain why you are asking for just 6400 when it appears that you have 30K of revolving	When I started this process I was offered 3 different choices for loans. This was the lowest interest rate and would allow me to pay off 2 higher interest cards in three years. Also, some of the revolving debt listed is because I am listed on one of my husband's business cards in case I would need to use it for business purposes.
1. What is your title and role at Education Personnel Federal Credit Union? Why do you say it's recession proof? 2. What are your major monthly expenses (ie. food, transportation, etc.)? 3. Do you have an emergency fund? If so, how many months of expenses does it cover? Thank you.	I do accounting and IT at EPFCU. I am currently the person, after the manager, with the most seniority. I am trained in all jobs here and could move into any other position if needed. Our membership is anyone employed with any school district within the county. We have grown considerably over the last few years and continue to do so. We do not have to worry about problems with layoffs. Expenses: Mortgage (pd to in-laws) $250., Utilities $150, Food $300., Transportation $100, Husband's Meds and Dr Appts (no insurance) approx. $100.

Member Payment Dependent Notes Series 404987

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404987	$6,600	$6,600	8.00%	1.00%	May 21, 2009	May 28, 2012	May 28, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404987. Member loan 404987 was requested on May 14, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,333 / month
Current employer:	Ackerman & Co.	Debt-to-income ratio:	12.39%
Length of employment:	4 years	Location:	Braselton, GA

Home town:	Chatearue
Current & past employers:	Ackerman & Co., United Corners
Education:

This borrower member posted the following loan description, which has not been verified:

I have experienced an unexplaned interest rate increase even though I am a platinum card holder. I would like to get a loan to close out this credit card account off and scale down to having just one credit card. My current car loan will be paid off in July of this year and my goal is to pay off and close other accounts by the end of this year and the beginning of next year. Thank you for your time and consideration.

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1987	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	26	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$11,092.00	Public Records On File:	0
Revolving Line Utilization:	39.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 405046

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
405046	$5,000	$5,000	9.32%	1.00%	May 21, 2009	May 28, 2012	May 28, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 405046. Member loan 405046 was requested on May 14, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$6,167 / month
Current employer:	Corrpro	Debt-to-income ratio:	14.43%
Length of employment:	3 years	Location:	San Diego, CA

Home town:	Fort Hood
Current & past employers:	Corrpro
Education:	University of California, San Diego

This borrower member posted the following loan description, which has not been verified:

I have an American Express Platinum card that has nearly $5000 in flexible spending. The flexible spending account is charging me around 15% right now and I am sick of the high interest rate. It is a relatively new service for Amex and when it started you could pick which charges to use for the service. I travel a lot for work and somehow I managed to put an entire trip on it, but this allowed me to put a good down on an engagement ring for my fiance. Anyway I have had the debt entirely too long and really want to pay it off. The loan will be payed with web bill pay through Navy Federal Credit Union, so I won't even see it leave my account. I am an engineer that makes pretty good money and I am honest so feel assured about repayment.

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1996	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	32	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$1,082.00	Public Records On File:	0
Revolving Line Utilization:	32.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 405703

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
405703	$3,000	$3,000	9.63%	1.00%	May 20, 2009	May 31, 2012	May 31, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 405703. Member loan 405703 was requested on May 17, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,942 / month
Current employer:	Wells Fargo Bank N.A.	Debt-to-income ratio:	9.59%
Length of employment:	1 year 4 months	Location:	Amarillo, TX

Home town:	Lubbock
Current & past employers:	Wells Fargo Bank N.A.
Education:	Texas Tech University

This borrower member posted the following loan description, which has not been verified:

I am looking for a small $2,500 loan to refinance a credit card. The current rate is outrageous. I am a Financial Analyst working for Wells Fargo. I recently graduated from college and am almost debt free from credit cards. My gross income is $4,940/month. I have a rent payment of $600, a car payment of $370, and a small student loan payment of $55/month. Rest is used to pay down the credit cards. (Which I am on my last $2,500)

A credit bureau reported the following information about this borrower member on May 17, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2001	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	2
Total Credit Lines:	16	Months Since Last Delinquency:	16
Revolving Credit Balance:	$3,221.00	Public Records On File:	0
Revolving Line Utilization:	10.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello. What is the current interest rate and monthly minimum payment for the debt you will be paying off with this loan? Will you explain that recent credit inquiry and 2 delinquencies on your credit report? Thank you and good luck.	I graduated from Texas Tech University December of '07. Like the typical first generation immigrant college student i was completely broke. The delinquencies were for two credit cards at that time. I did have a career (3 year management traning program) at hand upon graduation but had about a 12 week delay between graduation and first week on the job and first paycheck. Hence the delinquencies. Further the minimum payment is $74 dollars, however the interest rate is 22%. I also support my parents from my paycheck that is why i think this refi would be a good opportunity. The recent credit inquiry was from Wells Fargo for car loan refi. Since i did not have much of a credit history i was attempting to refi the car-loan which i got at a 11% interest rate for a used car that was 5 years old. The interest rate was not much better from the current loan to the one they offered me. If you have any other questions please let me know. Thank you for your interest.

Member Payment Dependent Notes Series 405985

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
405985	$4,500	$4,500	9.32%	1.00%	May 26, 2009	June 3, 2012	June 3, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 405985. Member loan 405985 was requested on May 20, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$8,450 / month
Current employer:	Nash Inc	Debt-to-income ratio:	6.86%
Length of employment:	16 years	Location:	Ocala, FL

Home town:
Current & past employers:	Nash Inc
Education:

This borrower member posted the following loan description, which has not been verified:

Looking to purchase 3.07 ct fancy yellow diamond engagement ring at wholesale price (retail price $10,000). I currently have personal funds available for this purchase, but would prefer to utilize a low rate loan until general economic climate improves, at which time I may payoff loan ahead of maturity date. My credit history should speak for itself. The only blemish that may appear is from Best Buy Retail Services where in December I made what I thought was an interest free no monthly payment for 18 month purchase, but after a late payment notice I found out I had been misinformed. I paid off this purchase this month to avoid the ridiculous rate and fees.

A credit bureau reported the following information about this borrower member on May 18, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1992	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	32	Months Since Last Delinquency:	3
Revolving Credit Balance:	$2,061.00	Public Records On File:	0
Revolving Line Utilization:	5.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 406081

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
406081	$4,000	$4,000	11.58%	1.00%	May 26, 2009	June 1, 2012	June 1, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 406081. Member loan 406081 was requested on May 18, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,500 / month
Current employer:	Weigand Omega Mngmt	Debt-to-income ratio:	3.44%
Length of employment:	1 year 3 months	Location:	Shawnee, KS

Home town:	Kansas City
Current & past employers:	Weigand Omega Mngmt, Self Employeed
Education:	Kansas University

This borrower member posted the following loan description, which has not been verified:

I have one "black mark" on my credit and it is the golds gym account. The reason I have not paid the 761 balance is they lied to my face. I signed up for a membership and then 3 days later i got an out of state job offer. I went back to cancel my membership knowing I had 30 days to do so. The person who signed me up said no problem and to consider it canceled. Unfournately I had to send a written notice to cancel and of course no one told me. That is why I refuse to pay, please consider this in making your decesion.

A credit bureau reported the following information about this borrower member on May 18, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1999	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	30	Months Since Last Delinquency:	50
Revolving Credit Balance:	$4,833.00	Public Records On File:	0
Revolving Line Utilization:	27.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 406781

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
406781	$5,000	$5,000	9.32%	1.00%	May 26, 2009	June 3, 2012	June 3, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 406781. Member loan 406781 was requested on May 20, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,250 / month
Current employer:	Sharp Healthcare	Debt-to-income ratio:	1.56%
Length of employment:	16 years 3 months	Location:	San Diego, CA

Home town:	Santa Clara
Current & past employers:	Sharp Healthcare, San Diego Veteran's Administration Hospital
Education:	San Diego State University

This borrower member posted the following loan description, which has not been verified:

In 2006, my elderly mother came to live with my family (my husband, 2 daughters, and myself). It was our plan to use the proceeds from the sale of Ma's home to purchase a larger home that would be comfortable for all of us. We purchased property and a modular home last year; both are paid for (my mom is on the deed). Unfortunately, we did not anticipate the portion of the budget that would be needed for extensive fees (city, county, school district, etc.). We also encountered several large, unexpected expenses when we were told by a local inspector that our modular home did not meet local codes and would require modifications at our expense. There is a well and electricity on the property, thankfully. However, we still need to put lines in to hook them up to the house, and we need to put in a septic system. We also need to modify the eaves on the house to comply with local fire codes. My husband has done a lot of the work himself to save money on labor. I work part time and also homeschool our children. I carry minimal personal debt and we have no mortgage or car payments. What we have, we generally pay cash for, or we go without. We love our simple life but could use some help getting past this obstacle. Thanks for listening and considering us.

A credit bureau reported the following information about this borrower member on May 20, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1987	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	11	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$1,303.00	Public Records On File:	0
Revolving Line Utilization:	23.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
WHAT IS SPOUSES INCOME	Spouse is self-employed, a computer consultant. He makes just about enough to pay our current rent each month; I cover all other expenses.
You are a nurse? thanks	I am a Registered Nurse working in a hospital as a Lactation Consultant.
Would you go through the process of verifying your income with LendingClub? Thanks!	I would be glad to verify my income, once I find out what Lending Club needs to do so.

Member Payment Dependent Notes Series 406834

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
406834	$8,000	$8,000	8.00%	1.00%	May 26, 2009	June 3, 2012	June 3, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 406834. Member loan 406834 was requested on May 20, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,583 / month
Current employer:	Department of Defense (DOD)	Debt-to-income ratio:	13.51%
Length of employment:	2 years 3 months	Location:	Moncks Corner, SC

Home town:	Elk Grove Village
Current & past employers:	Department of Defense (DOD)
Education:	Southern New Hampshire University, Central Piedmont Community College

This borrower member posted the following loan description, which has not been verified:

I have a 0% Balance transfers that is set to expire in a month and a half on a cards that have had their rates jacked up as most of America has recently experienced. Ideally, I would have been able to pay it off before, but I ended up using the funds available in the closing of a refinance on my home. My analysis showed a much better return on investment over the life of my mortgage note be reducing my interest rate by 1.85%. I'm basically looking for a good rate on a loan to avoid paying the backdated interest on the cards. My credit score and history is very good, and I have a very stable government job in the DoD. Feel free to ask any questions, and I will answer to the best of my ability.

A credit bureau reported the following information about this borrower member on May 20, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	12/2000	Delinquent Amount:	$0.00
Open Credit Lines:	17	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	39	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$8,507.00	Public Records On File:	0
Revolving Line Utilization:	13.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Can you have your employment and income verified with LC?	Absolutely. From my understanding, the verification portion is initiated from LendingClub. However, I have sent in a question to the in regards to how/where I have my information verified.
Hi If you could briefly elaborate on what your actual position is at DoD and why you believe your job is secure, I would appreciate that. Also I would be interested in knowing what your major monthly expenses are and whether you have an emergency savings. How long would those savings last if you found yourself unemployed?	Sure, I'm a systems analyst and specialize in a sector where I'm in direct support of operating forces both deployed and in garrison. We are a major project that has been funded and consistently renewed since the early 1990's. Major monthly expense is my mortgage note, which has just been refinanced. New payment is $1222 a month. Car is paid off and only other expenses are utilities and incidentals and bills. Emergency liquid account is a money market account with $3000 (had to withdraw $2000 to refi), worst case scenario I have a roth IRA with $5k and a 401(k) with $10k that could be borrowed against as a last resort.

Member Payment Dependent Notes Series 406894

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
406894	$4,000	$4,000	9.63%	1.00%	May 26, 2009	June 3, 2012	June 3, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 406894. Member loan 406894 was requested on May 20, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,917 / month
Current employer:	Corp of Presiding Bishop	Debt-to-income ratio:	7.87%
Length of employment:	6 years	Location:	Orem, UT

Home town:	Bremerton
Current & past employers:	Corp of Presiding Bishop, UVSC, CottonTree Management
Education:	BYU

This borrower member posted the following loan description, which has not been verified:

Hello, I am in the process of purchasing a 2007 Harley Davidson 1200 C for $6500. It has 5300 Miles on it, and has a blue book value of $8400 I have been riding street bikes since 1995, and have had a variety of bikes in the past. In doing so I have also learned a few things about motorcycles. This bike is in great shape, and need nothing by way of repair or upgrade. Thank you for your consideration. John P Bramwell

A credit bureau reported the following information about this borrower member on May 20, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1987	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	27	Months Since Last Delinquency:	16
Revolving Credit Balance:	$5,961.00	Public Records On File:	0
Revolving Line Utilization:	13.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello John~ Please describe the following: -The credit amount of 5900 you owe and any other major recurring expenses. Do you have emergency savings and for how many months would it last? -Your position and major duties at Corp of Presiding Bishop(job security as well) -Whether you are in the process of verifying your income with LClub. -Finally, are you planning on keeping this loan for its entirety or paying it off early? Thank you sir.	The credit amount of 5900 will be resolved for the most part with money currently in savings. I have a consolidated loan that is my only other reccuring expense other than mortgage. I do not have an emergency savings. I lost it in the market over the past 6 months. I am the Travel Manager for the BYU Football Team, and do all their logistics. As long as they win I should be fine. I am one of the managers for BYU Purchasing and Travel. as well. As with any debt, I plan to pay it off early if possible. Thank you for your consideration. JPB

Prospectus Supplement (Sales Report) No. 32 dated May 26, 2009